Filed Pursuant to Rule 424(b)(3)
File Nos. 333-165108, 333-165108-01,
333-165108-02, 333-165108-03,
333-165108-04, 333-165108-05,
333-165108-06, 333-165108-07,
333-165108-08

PROSPECTUS

KOPPERS INC.

Offer to Exchange up to $300,000,000 aggregate principal amount of our new

7.875% Senior Notes due 2019, which are guaranteed on a senior unsecured basis by our parent and certain of our wholly-owned U.S. subsidiaries and have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding unregistered 7.875% Senior Notes due 2019, which are guaranteed on a senior unsecured basis by our parent and certain of our wholly-owned U.S. subsidiaries

Terms of the Exchange Offer

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Koppers Inc. (“KI”) is offering to exchange up to $300,000,000 aggregate principal amount of new 7.875% Senior Notes due 2019 (the “Exchange Notes”) on equal terms for any and all of its outstanding 7.875% Senior Notes due 2019 that were issued on December 1, 2009 (the “Original Notes” and together with the Exchange Notes, the “Notes”).

•

The exchange offer expires at 5:00 p.m., New York City time, on June 14, 2010 (such date and time, the “Expiration Date”, unless KI extends or terminates the exchange offer, in which case the “Expiration Date” will mean the latest date and time to which KI extends the exchange offer).

•	Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

•	All Original Notes that are validly tendered and not validly withdrawn will be exchanged.

•	The exchange of Original Notes for Exchange Notes generally will not be a taxable exchange for U.S. federal income tax purposes.

•	KI will not receive any proceeds from the exchange offer.

•

The terms of the Exchange Notes to be issued in the exchange offer are substantially the same as the terms of the Original Notes, except that the offer of the Exchange Notes is registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Notes have no transfer restrictions, rights to additional interest or registration rights.

•

The Exchange Notes will be guaranteed on a senior unsecured basis, as are the Original Notes, by Koppers Holdings, Inc., and by each of the following wholly owned subsidiaries of Koppers Holdings, Inc.: World-Wide Ventures Corporation, Koppers Delaware, Inc., Koppers Concrete Products, Inc., Concrete Partners, Inc., Koppers Asia LLC and Koppers Ventures LLC.

•	The Exchange Notes will not be listed on any securities exchange. A public market for the Exchange Notes may not develop, which could make selling the Exchange Notes difficult.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Starting on the Expiration Date (as defined herein) and ending on the close of business 180 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.

Investing in the Exchange Notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 17.

We are not making an offer to exchange Notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2010.

We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

i

IMPORTANT TERMS USED IN THIS PROSPECTUS

In this prospectus, unless otherwise noted or the context otherwise requires, (i) the term “Koppers”, “we” or “us” refers to Koppers Holdings Inc. and its consolidated subsidiaries, (ii) the term “KH” refers to Koppers Holdings Inc. and not any of its subsidiaries and (iii) the term “KI” refers to Koppers Inc. and not any of its subsidiaries. Koppers Inc. is a wholly-owned subsidiary of Koppers Holdings Inc. Koppers Holdings Inc. has substantially no operations independent of Koppers Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

KH is required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. KH’s filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. In addition, you may obtain these materials on our website at www.koppers.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the offering.

We “incorporate by reference” certain information into this prospectus. This means that we disclose important information to you by referring you to another document filed separately by KH with the SEC. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that KH files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed by KH under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual Report on Form 10-K of KH for the fiscal year ended December 31, 2009;

•	Quarterly Report on Form 10-Q of KH filed on May 10, 2010;

•	Current Reports on Form 8-K of KH filed on February 5, 2010 and February 23, 2010; and

•	Definitive Proxy Statement on Schedule 14A of KH filed on March 31, 2010.

In addition, all documents filed by KH pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement, or prior to the Expiration Date (except that, unless otherwise indicated in the applicable report, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of Form 8-K) are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can also obtain from us without charge copies of any document incorporated by reference in this prospectus, excluding exhibits (unless the exhibit is specifically incorporated by reference into the information that this prospectus incorporates) by requesting such materials in writing or by telephone from us at:

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

Telephone: (412) 227-2001

Attention: Secretary

To obtain timely delivery you must request this information no later than five (5) business days before the date you must make your investment decision, which date is June 7, 2010.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, profitability and anticipated expenses and cash outflows. The safe harbor protections provided in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act do not apply to statements made in connection with this exchange offer. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “intends,” “likely” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in press releases, written statements or other documents filed with the SEC, or in the Company’s communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions and divestitures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things:

•	general economic and business conditions;

•	demand for our goods and services;

•	availability of and fluctuations in the prices of key raw materials, including coal tar and timber;

•	competitive conditions in the industries in which we operate;

•	the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures;

•	our ability to operate within the limitations of our debt covenants;

•	interest rate fluctuations and other changes in borrowing costs;

•	other capital market conditions, including foreign currency rate fluctuations;

•	economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across countries;

•	potential impairment of our goodwill and/or long-lived assets;

•	parties who are obligated to indemnify us for legal and environmental liabilities fail to perform under their legal obligations;

•	changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	the effects of competition, including locations of competitors and operating and market competition;

•	unfavorable resolution of litigation against us; and

•	the other factors set forth under “Risk Factors.”

Any forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated herein by reference speak only as of the date of the applicable report, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

SUMMARY

The following summary contains basic information about this offering contained elsewhere in this prospectus. It does not contain all the information that may be important to you. For a more complete understanding of this offering before making an investment decision regarding the notes, we encourage you to read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and other financial information included in, and incorporated by reference into, this prospectus.

Company Overview

We are a leading integrated global provider of carbon compounds and commercial wood treatment products and services. Our products are used in a variety of niche applications in a diverse range of end-markets, including the aluminum, railroad, specialty chemical, utility, rubber, concrete and steel industries. We serve our customers through a comprehensive global manufacturing and distribution network, with manufacturing facilities located in the United States, Australia, China, the United Kingdom, the Netherlands and Denmark. Our net sales for the year ended December 31, 2009 were $1,124.4 million.

Primary Businesses

We operate two principal business segments: Carbon Materials & Chemicals and Railroad & Utility Products.

Our operations are, to a substantial extent, vertically integrated. Through our Carbon Materials & Chemicals business, we process coal tar into a variety of products, including carbon pitch, creosote, naphthalene and phthalic anhydride, which are intermediate materials necessary in the production of aluminum, the pressure treatment of wood, the production of high-strength concrete, and the production of plasticizers and specialty chemicals, respectively. Through our Railroad & Utility Products business, we believe that we are the largest supplier of railroad crossties to the North American railroads. Two of our customers, CSX Corporation and Alcoa, Inc., each represent greater than ten percent of our consolidated sales.

Carbon Materials & Chemicals

Carbon pitch, naphthalene and creosote are produced through the distillation of coal tar, a by-product generated through the processing of coal into coke for use in steel and iron manufacturing. Coal tar distillation involves the conversion of coal tar into a variety of intermediate chemical products in processes beginning with distillation. During the distillation process, heat and vacuum are utilized to separate coal tar into three primary components: carbon pitch (approximately 50 percent), chemical oils (approximately 20 percent) and creosote (approximately 30 percent). The diagram below shows the streams derived from coal tar distillation:

Our Carbon Materials & Chemicals business (“CM&C”) manufactures the following principal products:

•	carbon pitch, a critical raw material used in the production of aluminum and steel;

•	naphthalene, used for the production of phthalic anhydride and as a surfactant in the production of concrete;

•	phthalic anhydride, used in the production of plasticizers, polyester resins and alkyd paints;

•	creosote or carbon black feedstock, used in the treatment of wood or as a feedstock in the production of carbon black, respectively; and

•	carbon black, used primarily in the manufacture of rubber tires.

We sell our products directly to our customers through long-term contracts and purchase orders negotiated by our regional sales personnel and coordinated through our global marketing group in the United States.

Carbon Pitch

Carbon pitch is a critical raw material used in the production of aluminum and for the production of steel in electric arc furnaces. Approximately one ton of carbon pitch is required for every 10 tons of aluminum produced and there are currently no known viable substitutes for carbon pitch in the aluminum production process. Over 90 percent of our carbon pitch is sold to the aluminum industry, typically under long-term contracts ranging from three to five years. Many of these long-term contracts have provisions for periodic pricing reviews. We have been a leading supplier of carbon pitch to the aluminum industry for over 20 years, and we believe we are the largest producer of carbon pitch for the aluminum industry. Competitive factors in the carbon pitch market include price, quality, service and security of supply. We believe we have a competitive advantage based on our global presence and long-term raw material supply contracts.

Naphthalene & Phthalic Anhydride

Chemical oils are further processed to produce naphthalene which we sell into the industrial sulfonate market for use as dispersants or in the concrete additive and gypsum board markets. Additional end-uses include oil field additives, agricultural emulsifiers, synthetic tanning agents and dyestuffs. In the United States, we also use naphthalene as a feedstock in the manufacture of phthalic anhydride. The primary markets for phthalic anhydride are in the production of plasticizers, unsaturated polyester resins and alkyd resins. We believe our ability to utilize our internally produced naphthalene gives us a more stable supply and generally lower-cost feedstock for the production of phthalic anhydride.

Creosote, Carbon Black & Carbon Black Feedstock

In the United States, creosote is used as a commercial wood treatment chemical to preserve railroad crossties and lumber, utility poles and piling. The majority of our domestically produced creosote is sold to our Railroad & Utility Products business. In Australia, China and Europe, creosote is sold primarily into the carbon black market for use as a feedstock in the production of carbon black. In Australia, the majority of creosote generated at our tar distillation facility is sold to our carbon black facility. In Europe and China creosote is sold to wood treaters as well as various carbon black producers. Globally, approximately one-third of our total creosote production was sold internally in 2009. Our wood treating plants in the United States purchase substantially all of their creosote from our tar distillation plants. We believe we are the only major competitor in these markets that is integrated in this fashion. The remainder of our creosote is sold to railroads and other wood treaters.

Our CM&C business manufactures its primary products and sells them directly to our global customer base under long-term contracts or through purchase orders negotiated by our regional sales personnel and coordinated through our global marketing group in the United States. We believe we have a strategic advantage over our competitors based on our ability to access coal tar from many global suppliers. Our nine coal tar distillation facilities including joint ventures and six carbon materials terminals give us the ability to offer customers multiple sourcing and a consistent supply of high quality products.

Net sales for our CM&C segment for the year ended December 31, 2009 were $655.2 million. The CM&C segment’s sales by geographic region, for 2009, were 41 percent for North America, 32 percent for Australasia and 22 percent for Europe. The CM&C segment’s sales by product, for 2009, were 46 percent for carbon pitch, 12 percent for creosote (excluding intercompany sales), ten percent for phthalic anhydride, eight percent for naphthalene, seven percent for carbon black, eight percent for naphthalene, and 17 percent for other products.

Other Products

Other products include the sale of refined tars, benzole and specialty chemicals.

Railroad & Utility Products

Our Railroad & Utility Products business (“R&UP”) sells treated and untreated wood products and services primarily to the railroad and public utility markets in the United States and Australia. We also produce concrete crossties, a complementary product to our wood treatment business, through a joint venture in North America.

Railroad products include procuring and treating items such as crossties, switch ties and various types of lumber used for railroad bridges and crossings. Utility products include transmission and distribution poles for electric and telephone utilities and piling used in industrial foundations, beach housing, docks and piers. The R&UP business operates 14 wood treating plants, one co-generation facility and 12 pole distribution yards located throughout the United States and Australia. Our network of plants is strategically located near timber supplies to enable us to access raw materials and service customers effectively. In addition, our crosstie treating plants typically abut railroad customers’ track lines, and our pole distribution yards are typically located near our utility customers.

Our R&UP business manufactures its primary products and sells them directly to our customers through long-term contracts and purchase orders negotiated by our regional sales personnel and coordinated through our marketing group at corporate headquarters. There are several principal regional competitors in this North American market.

Hardwoods, such as oak and other species, are the major raw materials in wood crossties. Hardwood prices which account for more than 50 percent of a finished crosstie’s cost, fluctuate with the demand from competing hardwood lumber markets, such as oak flooring, pallets and other specialty lumber products. Weather conditions can be a factor in the supply of raw material, as unusually wet conditions may make it difficult to harvest timber.

In the United States, hardwood lumber is procured by us from hundreds of small sawmills throughout the northeastern, midwestern and southern areas of the country. The crossties are shipped via rail car or trucked directly to one of our crosstie treating plants, all of which are on line with a major railroad. The crossties are either air-stacked for a period of six to twelve months or artificially dried by a process called boultonizing. Once dried, the crossties are pressure treated with creosote, a product of our Carbon Materials & Chemicals business.

We believe we are the largest supplier of railroad crossties in North America. There are several principal regional competitors in this North American market. Competitive factors in the railroad crosstie market include price, quality, service and security of supply. We believe we have a competitive advantage due to our national network of treating plants and direct access to our major customers’ rail lines, which provide for security of supply and logistics advantages for our customers.

Our R&UP business’ largest customer base is the North American Class I railroad market, which buys approximately 80 percent of all crossties produced in the United States and Canada. We also have relationships with many of the approximately 550 short-line and regional rail lines. The railroad crosstie market is a mature market with approximately 21 million replacement crossties (both wood and non-wood) purchased during 2009. We currently supply all seven of the North American Class I railroads and have contracts with six of them.

Net sales for our R&UP segment for the year ended December 31, 2009 were $469.2 million. The R&UP segment’s sales by region, for 2009, were 93 percent within North America and 6 percent within Australia. The R&UP segment’s sales by product for 2009 were 64 percent for railroad crossties, 14 percent for utility poles, 13 percent for creosote and nine percent for other products.

Trend Overview

Our businesses and results of operations are impacted by various competitive and other factors including (i) the impact of global economic conditions on demand for our products both in the United States and overseas; (ii) raw materials pricing and availability, in particular the amount and quality of coal tar available in global markets, which could be negatively impacted by reductions in steel production; (iii) volatility in oil prices, which impacts selling prices and margins for certain of our products including carbon black feedstock and phthalic anhydride; (iv) competitive conditions in global carbon pitch markets; (v) low margins in the utility pole business; and (vi) changes in foreign exchange rates.

Our businesses and results of operations have been impacted by the global recession starting in late 2008 and continuing through 2009. We expect that, although the global economy and our key end markets appear to have stabilized, we will continue to experience these negative trends in 2010 as improvement in our key end markets will emerge slowly over time. Certain key end markets have experienced significant global reductions in demand that have negatively impacted the demand for our products. Starting in late 2008 and continuing into 2009 we have seen significant reductions in global production of aluminum, steel, rubber, concrete, plastics and paints, among others, that represent markets in which our products are consumed. We believe that there will continue to be uncertainty regarding the levels of production going forward.

In addition to reduced demand for our products, many of our customers are aggressively attempting to reduce their manufactured raw material costs. Accordingly, some of our customers are moving toward short-term pricing arrangements as opposed to long-term contracts with periodic pricing reviews.

In the past year we have seen the temporary idling or closure of several aluminum smelters, particularly in North America and Europe, as global production of aluminum declined by approximately six percent over 2008 levels. We expect the trend of closing or reducing production at higher cost smelters to continue as newer, more cost effective smelters come on line in regions with lower cost energy, particularly in the Middle East. As an example we have seen specific closures in North America and Europe that will negatively impact volumes in those geographic areas; at this time we cannot predict if or when these idled smelters will return to production. However, we believe we are well positioned to supply the new Middle Eastern smelters due to our capacity expansions in China.

We produced lower volumes in 2009 as compared to 2008 in many of our products which impacted the capacity utilization at our facilities. We do not expect a dramatic recovery in production volumes during 2010. Lower throughput volumes combined with increasing pressure for price reductions has led us to review our capacity utilization and has resulted in production cutbacks, from time to time, at certain facilities, which will result in lower margins. If these trends continue, we may temporarily idle or permanently close facilities. For example, in December 2009 we announced the sale of our Gainesville utility pole treatment plant. Utility pole markets are expected to continue to remain competitive with resulting low margins. We will continue to review underperforming assets and rationalize capacity as necessary to remain competitive in this market and will reduce market share if warranted.

Several of our products, particularly carbon black feedstock and phthalic anhydride, have end market pricing that is linked to benchmark oil indices. During the past few years we have benefited in terms of revenues and profitability from the higher pricing for these products as the cost of coal tar has not increased proportionally with oil. However, when the price of oil declined in late 2008 we saw significant price and profit declines for these products in 2009.

The availability of a key raw material, coal tar, is linked to levels of metallurgical coke production. As the global steel industry has reduced production of steel and metallurgical coke the volumes of coal tar by-product were also reduced. Our ability to obtain coal tar and the price we are able to negotiate has a significant impact on the level of profitability of our business. Many of our sales contracts include provisions that allow for price increases based on increases in the price of raw materials, which has allowed us to generally maintain profit dollars in our core businesses. However, significant increases in raw material costs will result in margin dilution because only the increased cost of the raw material is passed on to the customer.

The North American railroad market has experienced better stability than our other end markets over the past year; however, continued negative economic trends could impact the demand for crossties from the short line railroads as well as the Class I railroads. Additionally, lumber availability and pricing were negatively impacted in 2009 by depressed markets for furniture and hardwood flooring caused by the dramatic decline in the U.S. housing market. It is likely that housing will remain depressed during 2010 and may result in continued difficulties related to cost and availability of hardwoods for crossties.

In 2010, we expect that capital spending in the railroad sector will be moderately lower and will be concentrated on maintenance projects as new construction has been deferred. While Class I railroad crosstie purchases are expected to remain at prior year levels, the commercial railroad market continues to be challenging and competitive due to the current economic climate.

Net sales over the past several years have been significantly impacted by favorable foreign exchange rates in Australia, Great Britain, Europe, Denmark and China. In late 2008 and continuing into 2009 we saw those trends begin to reverse. Exchange rates for currencies in Australia, Great Britain, Europe, Denmark, and to a lesser extent, China, have changed significantly and negatively impacted sales and profits in 2009 compared to 2008. For example, unfavorable changes in exchange rates reduced our sales by approximately $33 million or two percent as compared to 2008. In addition, we expect continued volatility in these exchange rates that could impact our ability to accurately predict future levels of sales and profits.

Organizational Structure

The chart below is a summary of our organizational structure and illustrates the long-term debt that will be outstanding following completion of this offering.

(1)	Koppers Assurance, Inc. is a captive insurance company that will not be a guarantor of the Notes.
(2)	Koppers holds a 50 percent equity interest in KSA Limited Partnership, which will not be a guarantor of the Notes.

Corporate Information

KI was originally created as Koppers Industries, Inc. in December 1988 when it was formed to acquire some of the assets of what was then called Koppers Company, Inc., in a management-led leveraged buyout. One of those assets was the “Koppers” brand name which has been associated with the carbon compounds and wood treating businesses for many years and is well-recognized as a leader in these industries. The company changed its name from Koppers Industries, Inc. to Koppers Inc. in February 2003.

KH was incorporated on November 12, 2004 in Pennsylvania as a holding company for KI in a transaction in which all of the capital stock of KI was converted into shares of common and preferred stock of KH, and KI became a wholly owned subsidiary of KH. KH has substantially no operations independent of KI. In February 2006, KH conducted an initial public offering of its common stock. Since then, KH’s common stock has traded on the New York Stock Exchange under the symbol “KOP.”

Our corporate offices are located at 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219, and our telephone number is (412) 227-2001. The address of our internet site is http://www.koppers.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information at this internet address is included or incorporated by reference herein.

Summary of the Exchange Offer

Background	On December 1, 2009, we issued $300,000,000 aggregate principal amount of Original Notes in an unregistered offering. In connection with that offering, we entered into a registration rights agreement on December 1, 2009 (the “Registration Rights Agreement”) in which we agreed, among other things, to complete this exchange offer. Under the terms of the exchange offer, you are entitled to exchange Original Notes for Exchange Notes evidencing the same indebtedness and with substantially similar terms. You should read the discussion under the heading “Description of the Notes” for further information regarding the Exchange Notes.

The Exchange Offer	We are offering to exchange, for each $1,000 aggregate principal amount of our Original Notes validly tendered and accepted, $1,000 aggregate principal amount of our Exchange Notes.

We will not pay any accrued and unpaid interest on the Original Notes that we acquire in the exchange offer. Instead, interest on the Exchange Notes will accrue from June 1, 2010.

As of the date of this prospectus, approximately $300,000,000 aggregate principal amount of the Original Notes are outstanding.

Resales	We are registering the exchange offer in reliance on the position enunciated by the SEC in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan Stanley & Co, Inc., SEC No-Action Letter (June 5, 1991), and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). Based on interpretations by the staff of the SEC, as set forth in these no-action letters issued to third parties not related to us, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and

•	you are not our affiliate.

Rule 405 under the Securities Act defines “affiliate” as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person. In the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the Exchange Notes issued in the exchange offer. For such persons, such requirements can be satisfied by delivery of this prospectus.

Denominations of Exchange Notes	Tendering holders of Original Notes must tender Original Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 14, 2010, unless we extend or terminate the exchange offer in which case the “Expiration Date” will mean the latest date and time to which we extend the exchange offer.

Settlement Date	The settlement date of the exchange offer will be promptly after the Expiration Date.

Withdrawal of Tenders	Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

Procedures for Tendering	If you wish to accept the exchange offer, you must (1) complete, sign and date the accompanying letter of transmittal, or a facsimile copy of such letter, in accordance with its instructions and the instructions in this prospectus, and (2) mail or otherwise deliver the executed letter of transmittal, together with the Original Notes and any other required documentation to the exchange agent at the address set forth in the letter of transmittal. If you are a broker, dealer, commercial bank, trust company or other nominee and you hold Original Notes through The Depository Trust Company (“DTC”) and wish to accept the exchange offer, you must do so pursuant to DTC’s automated tender offer program. By executing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, (1) that you are, or the person or entity receiving the Exchange Notes is, acquiring the Exchange Notes in the ordinary course of business, (2) that neither you nor any such other person or entity has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act and (3) that neither you nor any such other person or entity is our affiliate within the meaning of Rule 405 under the Securities Act.

If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, we urge you to promptly contact the person or entity in whose name your Original Notes are registered and instruct that person or entity to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either make appropriate arrangements to register ownership of your Original Notes in your name or obtain a properly completed bond power from the person or entity in whose name your Original Notes are registered. The transfer of registered ownership may take considerable time.

Consequences of Failure to Exchange	If we complete the exchange offer and you do not participate in it, then:

•	your Original Notes will continue to be subject to the existing restrictions upon their transfer;

•	we will have no further obligation to provide for the registration under the Securities Act of those Original Notes except under certain limited circumstances; and

•	the liquidity of the market for your Original Notes could be adversely affected.

Registration Rights Agreement	Contemporaneously with the initial sale of the Original Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, (1) to use commercially reasonable efforts to consummate an exchange offer and (2) if required, to have a shelf registration statement declared effective with respect to resales of the Original Notes. This exchange offer is intended to satisfy those obligations set forth in the registration rights agreement. After the exchange offer is complete, except in limited circumstances with respect to specific types of holders of Original Notes, we will have no further obligation to provide for the registration under the Securities Act of such Original Notes. See the section entitled “The Exchange Offer.”

Federal Income Tax Considerations	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations” in this prospectus.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in this exchange offer.

Exchange Agent and Information Agent	Wells Fargo Bank, National Association, is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Summary of the Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes for which they are being exchanged, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not have provisions providing for the benefit of the registration rights or the obligation to pay additional interest because of our failure to register the Exchange Notes and complete this exchange offer as required. The Exchange Notes represent the same debt as the Original Notes for which they are being exchanged. Both the Original Notes and the Exchange Notes are governed by the same indenture. The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes. We use the term “notes” in this prospectus to collectively refer to the Original Notes and the Exchange Notes.

Issuer	Koppers Inc., a Pennsylvania corporation.

Securities offered	U.S. $300,000,000 aggregate principal amount of 7.875% Senior Notes due 2019.

Maturity Date	December 1, 2019.

Interest Rate	The Exchange Notes will bear interest at a rate of 7.875% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Payment Dates	Interest on the Exchange Notes will be payable semi-annually on December 1 and June 1 of each year, beginning on December 1, 2010. Interest on the Exchange Notes will accrue from June 1, 2010.

Guarantees	The obligations under the Exchange Notes will be fully and unconditionally guaranteed by KH and each of KI’s wholly-owned material domestic subsidiaries other than Koppers Assurance, which is a captive insurance company (the “subsidiary guarantors”).

Ranking	The Exchange Notes will be KI’s unsecured senior obligations. The Exchange Notes will rank equally with all of KI’s senior unsecured indebtedness and will rank senior to all of KI’s subordinated indebtedness. The Exchange Notes will be effectively subordinated to KI’s secured indebtedness, including indebtedness under KI’s revolving credit facility, and will be structurally subordinated to the liabilities (including trade payables) of its non-guarantor subsidiaries.

KH’s guarantee of the Exchange Notes will be KH’s unsecured senior obligation. KH’s guarantee will rank equally with all of KH’s senior indebtedness and will rank senior in right of payment to all of KH’s subordinated indebtedness.

Each subsidiary guarantor’s guarantee of the Exchange Notes will be its unsecured senior obligation. Each subsidiary guarantor’s guarantee will rank equally with all of such subsidiary guarantor’s senior indebtedness and will rank senior in right of payment to all of its subordinated indebtedness. The guarantee of each subsidiary guarantor will be effectively subordinated to all of its secured obligations, including its guarantee of KI’s revolving credit facility.

Optional Redemption	Prior to December 1, 2014, KI may redeem, at its option, some or all of the Exchange Notes at a price equal to 100% of the principal amount thereof plus the “make whole” premium set forth under “Description of Notes—Optional Redemption.”

At any time on or after December 1, 2014, KI may redeem, at its option, some or all of the Exchange Notes at the redemption prices listed under “Description of Notes—Optional Redemption.”

In addition, on or prior to December 1, 2012, KI may, at its option, redeem up to 35% of the Exchange Notes with the proceeds of certain sales of KI’s or KH’s equity at the redemption price listed under “Description of Notes—Optional Redemption.”

Mandatory Repurchase Offers	If KI experiences certain kinds of change of control events, KI must offer to purchase the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any. For more details, see “Description of Notes—Change of Control.”

If KI or its restricted subsidiaries sell certain assets without applying the proceeds in a specified manner, KI must offer to repurchase the Exchange Notes at a price equal to par plus accrued and unpaid interest, if any, as described under “Description of Notes—Certain Covenants—Limitation on Asset Sales.”

KI’s revolving credit facility may restrict KI from repurchasing any of the Exchange Notes, including any repurchase it may be required to make under the indenture as a result of a change of control event or certain asset sales. See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture or may be prohibited from making a repurchase offer required by the indenture.”

Restrictive Covenants	The Exchange Notes will be issued under an indenture containing covenants that, among other things, will restrict KI’s ability and the ability of its restricted subsidiaries to:

•	incur or assume additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	incur certain liens;

•	impose limitations on dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person; and

•	enter into transactions with affiliates.

These covenants will be subject to a number of important limitations and exceptions. For more details, see “Description of Notes—Certain Covenants.”

No Established Trading Market	The Exchange Notes are a new issue of securities with no established trading market. The Exchange Notes will not be listed on any securities exchange or on any automated dealer quotation system. No assurance can be given that an active trading market for the Exchange Notes will develop. If an active trading market for the Exchange Notes never develops, the market price and liquidity of the Exchange Notes may be adversely affected.

Form and Denominations	The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the Exchange Notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system if they are participants in those systems or indirectly through organizations that are participants in those systems.

Governing Law	The Exchange Notes are governed by, and construed in accordance with, the laws of the State of New York.

Trustee	Wells Fargo Bank, National Association

Risk Factors	You should refer to the section entitled “Risk Factors” for a discussion of material risks you should carefully consider before deciding to invest in the Exchange Notes.

RISK FACTORS

You should carefully consider the risks described below, together with all the other information included or incorporated by reference in this prospectus, before deciding to participate in the exchange offer and to invest in the Exchange Notes. See also “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Relating to the Exchange Offer

If you fail to follow the exchange offer procedures, your Original Notes will not be accepted for exchange.

We will not accept your Original Notes for exchange if you do not follow the exchange offer procedures. We are under no duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. If there are defects or irregularities with respect to your tender of Original Notes, we will not accept your Original Notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your Original Notes for Exchange Notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the Original Notes under the Securities Act or any applicable state or foreign securities laws, nor do we intend to do so following the exchange offer. Original Notes that are not tendered in the exchange offer will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. As a result, if you hold Original Notes after the exchange offer, you may not be able to sell them. To the extent any Original Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Original Notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Because there is no public market for the Exchange Notes, you may not be able to resell them.

The Exchange Notes will be registered under the Securities Act but will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any trading market that may develop, the ability of holders to sell their Exchange Notes or the price at which the holders will be able to sell their Exchange Notes. There can be no assurance that an active market will exist for the Exchange Notes or that any trading market that does develop will be liquid.

If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

A broker-dealer that purchased the Original Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

Risks Relating to the Notes and Other Indebtedness

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

We have and will continue to have a significant amount of indebtedness. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. Among other things, our substantial indebtedness could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	make it more difficult for us to satisfy our financial obligations, including those with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we compete; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, indenture governing the notes and KI’s revolving credit facility contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of the repayment of all of our debts.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. The terms of the notes indenture and KI’s revolving credit facility do not fully prohibit us from doing so. KI’s $300 million revolving credit facility permits additional borrowing and all of those borrowings would rank senior to the notes and the guarantees to the extent of the collateral securing such facility. In addition, the indenture relating to the notes will permit us to incur all of those borrowings under KI’s revolving credit facility and substantial additional indebtedness, including additional secured indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Although there can be no assurances, we believe that the cash provided by our operations will be sufficient to provide for our cash requirements for the foreseeable future. However, our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and acquisitions; or

•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse affect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments.

The covenants in KI’s revolving credit facility impose restrictions that may limit our ability to take certain actions. Our failure to comply with these covenants could result in the acceleration of our outstanding indebtedness.

KI’s revolving credit facility contains minimum fixed charge coverage and maximum leverage ratios. Additionally, the facility includes covenants limiting liens, mergers, asset sales, dividends and the incurrence of debt. Our ability to borrow under KI’s revolving credit facility will depend upon satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

If we are unable to meet the terms of our financial covenants, or if we break any of these covenants, a default could occur. A default, if not waived, would entitle our lenders to declare all amounts borrowed under the facility immediately due and payable, which could also cause the acceleration of obligations under certain other agreements. In the event of acceleration of our outstanding indebtedness, there can be no assurance that we would be able to repay our debt or obtain new financing to refinance our debt. Even if new financing is made available to us, it may not be on terms acceptable to us.

The notes are unsecured and are effectively subordinated to our current and future secured indebtedness.

The notes are unsecured, and are effectively subordinated to all our current secured indebtedness and any future secured indebtedness that we may incur to the extent of the assets securing such indebtedness. At December 31, 2009, we have a $300.0 million secured revolving credit facility. The revolving credit agreement and indenture governing the notes permit us to incur a substantial amount of additional indebtedness. The notes do not have the right to any security interests in any collateral.

In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture or may be prohibited from making a repurchase offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The source of funds for that purchase of notes will be available cash or cash generated from operations of KI or its subsidiaries or other potential sources, including borrowings, sales of assets or equity financing. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our other indebtedness will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Change of Control.”

Holders of notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the notes, requires us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

The claims of noteholders will be structurally subordinated to claims of creditors of any of KI’s subsidiaries that do not guarantee the notes.

Only KH and certain wholly-owned domestic restricted subsidiaries of KI guarantee the notes. The notes are not guaranteed by any of our non-U.S. subsidiaries. Subject to certain limitations, the indenture governing the notes permits the non-guarantor subsidiaries to acquire additional assets and incur additional indebtedness. Noteholders would not have any claim as a creditor against any of the non-guarantor subsidiaries to the assets and earnings of those subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, will have priority over any of KI’s claims or those of KI’s other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to KI or to any of the other guarantors as equity and thus be available to satisfy the obligations under the notes and the guarantees. Accordingly, there can be no assurance that any of the assets of the non-guarantor subsidiaries will be available to satisfy the obligations under the notes and the guarantees. In addition, KH has substantially no operations independent of KI and its subsidiaries, and there can be no assurance that KH will have any assets available to satisfy the obligations under its guarantee. As of December 31, 2009, the non-guarantor subsidiaries had approximately $85.4 million of liabilities (including trade payables but excluding intercompany indebtedness).

Our subsidiaries that do not guarantee the notes accounted for approximately $397 million, or 35 percent of our net sales and approximately $47 million, or 50 percent of our operating profit, for the year ended December 31, 2009, and approximately $274 million, or 42 percent of our total assets as of December 31, 2009. Amounts are presented after giving effect to intercompany eliminations.

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require noteholders to return payments received from guarantors.

The notes are guaranteed by KH and certain wholly-owned domestic restricted subsidiaries of KI. If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the notes and the guarantees of the notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the notes or a guarantee of the notes could be voided, or claims in respect of the notes or a guarantee of the notes could be subordinated to all other debts of the debtor or that guarantor if, among other things, the debtor or the guarantor, at the time it incurred the debt evidenced by such notes or guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guarantee; and

•	one of the following applies:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by the debtor or guarantor under the notes or guarantee of the notes could be voided and required to be returned to the debtor or guarantor, as the case may be, or deposited in a fund for the benefit of the creditors of the debtor or guarantor.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees of the notes would not be voided or subordinated to the guarantor’s other debt. If a guarantee was legally challenged, it could also be subject to the claim that, because it was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under a guarantee or subordinate a guarantee to a guarantor’s other debt or take other action detrimental to holders of the notes.

The trading price of the notes may be volatile.

After the registration of the notes, the trading price of the notes could be subject to significant fluctuations in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade debt securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

If an active trading market does not develop for the notes you may not be able to resell them.

Prior to the registration of the notes, there is no public market for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing the notes on any securities exchange.

Risks Related to Our Business

Conditions in the global economy and global capital markets may adversely affect our results of operations, financial condition and cash flows.

Starting in 2008 and continuing in 2009, the U.S and global economy have undergone a sudden, sharp economic downturn. Global credit and capital markets have experienced unprecedented volatility and disruption, and business credit and liquidity have tightened in much of the world. Consumer confidence and spending are down significantly and the rates of unemployment and underemployment are increasing. As a result of current economic conditions, including turmoil and uncertainty in the capital markets, credit markets have tightened significantly such that the ability to obtain new capital has become more challenging and more expensive. Several large financial institutions have either failed or been dependent on the assistance of the U.S. federal government to continue to operate as a going concern. It is difficult to determine the breadth and duration of the economic and financial market problems and the many ways in which they may affect our suppliers, customers and business in general. Nonetheless, continuation or further worsening of these difficult financial and macroeconomic conditions could have a significant adverse effect on our sales, profitability and results of operations. Our business and operating results for 2008 and 2009 were affected by these global economic issues. Many of our customers have experienced (and will likely continue to experience) deterioration of their business.

They may experience cash flow shortages and may have difficulty obtaining financing. As a result, our customers may delay or cancel plans to purchase our products and may not be able to fulfill their payment obligations to us in a timely fashion. Our suppliers may be experiencing similar conditions which could impact their ability to supply us with raw materials and otherwise fulfill their obligations to us. If the global economic recession continues for an extended period or deteriorates significantly, there could be a material adverse effect to our results of operations, financial condition and cash flows.

In addition, we rely on our $300 million revolving credit agreement with a consortium of banks to provide us with liquidity to meet our working capital needs. At December 31, 2009, we had $164.7 million of available borrowing capacity under this arrangement. Our ability to fund our liquidity needs and working capital requirements could be impacted in the event that disruptions in the credit markets result in the banks being unable to lend to us under our revolving credit agreement.

Global economic issues could prevent us from accurately forecasting demand for our products which could have a material effect on our results of operations and our financial condition.

Adverse global economic issues, market instability and volatile commodity price fluctuations make it increasingly difficult for us, our customers and our suppliers to accurately forecast future product demands, which could cause us to procure raw materials in excess of end-product demand. This could cause a material increase to our inventory carrying costs and result in significant inventory lower of cost or market charges.

We may be required to recognize impairment charges for our long-lived assets.

At December 31, 2009, the net carrying value of long-lived assets (property, plant and equipment, goodwill and other intangible assets) totaled approximately $237 million. In accordance with generally accepted accounting principles, we periodically assess these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to our business, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may result in impairments to goodwill and other long-lived assets. Future impairment charges could significantly affect our results of operations in the periods recognized. Impairment charges would also reduce our stockholder’s equity and could affect compliance with the covenants in our debt agreements.

We may not be able to compete successfully in any or all of the industry segments in which we operate.

The markets in which we operate are highly competitive, and this competition could harm our business, results of operations, cash flow and financial condition. If we are unable to respond successfully to changing competitive conditions, the demand for our products could be affected. We believe that the most significant competitive factor for our products is selling price. Some of our competitors have greater financial resources and larger capitalization than we do.

Demand for our products is cyclical and we may experience prolonged depressed market conditions for our products.

Our products are sold primarily in markets which historically have been cyclical, such as the aluminum, specialty chemical and utility industries.

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The principal consumers of our carbon pitch are primary aluminum smelters. Although the aluminum industry has experienced growth on a long-term basis, there may be cyclical periods of weak demand which could result in decreased primary aluminum production. Our pitch sales have historically declined during such cyclical periods of weak global demand for aluminum.

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The principal use of our phthalic anhydride is in the manufacture of plasticizers and flexible vinyl, which are used mainly in the housing and automobile industries. Therefore, a decline in remodeling and construction or global automobile production could reduce the demand for phthalic anhydride.

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In addition to deregulation in the utility industry, utility pole demand has declined most recently due to the general downturn in the economy and its impact on utility companies’ operating results and capital budgets.

We have experienced significant volatility linked to global economic issues in the past year that we more fully discuss in the Annual Report on Form 10-K of KH for the fiscal year ended December 31, 2009 under Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We are dependent on major customers for a significant portion of our net sales, and the loss of one or more of our major customers could result in a significant reduction in our profitability.

For the year ended December 31, 2009, our top ten customers accounted for approximately 55 percent of our net sales. During this period, our two largest customers each accounted for approximately 11 percent of our total net sales.

One of our largest customers has significantly reduced its purchases of carbon pitch starting in the fourth quarter of 2008 due to, we believe, global economic issues. In addition, this customer disclosed in July 2009 that it is actively evaluating competitive alternatives to increase the availability of coal tar pitch and to reduce the cost of coal tar pitch. The customer has disclosed that these alternatives include expanding the range of product specifications, expanding its global supply base for imported coal tar pitch and backward integration. The permanent loss of, or a significant decrease in the level of purchases by, one or more of our major customers could result in a significant reduction in our profitability if we are unable to sell these volumes to alternate customers at similar prices.

Fluctuations in the price, quality and availability of our primary raw materials could reduce our profitability.

Our operations depend on an adequate supply of quality raw materials being available on a timely basis. The loss of a key source of supply or a delay in shipments could cause a significant increase in our operating expenses. For example, our operations are highly dependent on a relatively small number of freight transportation services. We are also dependent on utilizing specialized ocean-going transport vessels that we lease to deliver raw materials to our facilities and finished goods to our customers. Interruptions in such freight services could impair our ability to receive raw materials and ship finished products in a timely manner. We are also exposed to price and quality risks associated with raw material purchases. Such risks include the following:

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The primary raw material used by our Carbon Materials & Chemicals business is coal tar, a by-product of furnace coke production. A shortage in the supply of domestic coal tar or a reduction in the quality of coal tar could require us to increase coal tar and carbon pitch imports, as well as the use of petroleum substitutes to meet future carbon pitch demand. This could cause a significant increase in our operating expenses if we are unable to pass these costs on to our customers.

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In certain circumstances coal tar may also be used as an alternative to fuel. In the past, increases in energy prices have resulted in higher coal tar costs which we have attempted to pass through to our customers. If these increased costs cannot be passed through to our customers, it could result in margin reductions for our coal tar-based products.

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The availability and cost of softwood and hardwood lumber are critical elements in our production of pole products and railroad crossties, respectively. Historically, the supply and cost of hardwood for railroad crossties have been subject to availability and price pressures. We may not be able to obtain wood raw materials at economical prices in the future.

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Our price realizations and profit margins for phthalic anhydride have historically fluctuated with the price of orthoxylene and its relationship to our cost to produce naphthalene; however, during periods of excess supplies of phthalic anhydride, margins may be reduced despite high levels for orthoxylene prices.

If the costs of raw materials increase significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline.

Our products may be rendered obsolete or less attractive by changes in regulatory, legislative or industry requirements.

Changes in regulatory, legislative or industry requirements may render certain of our products obsolete or less attractive. Our ability to anticipate changes in these requirements, especially changes in regulatory standards, will be a significant factor in our ability to remain competitive. We may not be able to comply in the future with new regulatory, legislative and/or industrial standards that may be necessary for us to remain competitive and certain of our products may, as a result, become obsolete or less attractive to our customers.

The development of new technologies or changes in our customers’ products could reduce the demand for our products.

Our products are used for a variety of applications by our customers. Changes in our customers’ products or processes may enable our customers to reduce consumption of the products we produce or make our products unnecessary. Customers may also find alternative materials or processes that no longer require our products. For example, in 2000 our largest carbon pitch customer announced that it was actively pursuing alternative anode technology that would eliminate the need for carbon pitch as an anode binder. The potential development and implementation of this new technology could seriously impair our ability to profitably market carbon pitch and related co-products. A substantial portion of our carbon pitch is sold to the aluminum industry under long-term contracts typically ranging from three to five years. If a new technology were developed that replaced the need for carbon pitch in the production of carbon anodes, it is possible that these contracts would not be renewed in the future.

Hazards associated with chemical manufacturing may cause suspensions or interruptions of our operations.

Due to the nature of our business, we are exposed to the hazards associated with chemical manufacturing and the related use, storage and transportation of raw materials, products and wastes in our manufacturing facilities and our distribution centers, such as fires, explosions and accidents that could lead to a suspension or interruption of operations. Any disruption could reduce the productivity and profitability of a particular manufacturing facility or of our company as a whole. Other hazards include the following:

•	piping and storage tank leaks and ruptures;

•	mechanical failure;

•	exposure to hazardous substances; and

•	chemical spills and other discharges or releases of toxic or hazardous wastes, substances or gases.

These hazards, among others, may cause personal injury and loss of life, damage to property and contamination of the environment, which could lead to government fines or work stoppage injunctions, cleanup costs and lawsuits by injured persons. While we are unable to predict the outcome of such matters, if determined adversely to us, we may not have adequate insurance to cover related costs or liabilities and, if not, we may not have sufficient cash flow to pay for such costs or liabilities. Such outcomes could harm our customer goodwill and reduce our profitability.

We are subject to extensive environmental laws and regulations and may incur significant costs as a result of continued compliance with, violations of or liabilities under environmental laws and regulations.

Like other companies involved in environmentally sensitive businesses, our operations and properties are subject to extensive federal, state, local and foreign environmental laws and regulations, including those concerning the following, among other things:

•	the treatment, storage and disposal of wastes;

•	the investigation and remediation of contaminated soil and groundwater;

•	the discharge of effluents into waterways;

•	the emission of substances into the air;

•	the marketing, sale, use and registration of our chemical products, such as creosote;

•

the European Union’s regulation under the Registration Evaluation Authorization and Restriction of Chemicals, which requires manufacturers or importers of substances manufactured or imported into the EU in quantities of one tonne per year or more to register with a central European Chemicals Agency; and

•	other matters relating to environmental protection and various health and safety matters.

We have incurred, and expect to continue to incur, significant costs to comply with environmental laws and regulations and as a result of remedial obligations. We could incur significant costs, including cleanup costs, fines, civil and criminal sanctions and claims by third parties for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations. We accrue for environmental liabilities when a determination can be made that they are probable and reasonably estimable. Total environmental reserves at December 31, 2009 and December 31, 2008 were $10.7 million and $9.4 million, respectively, which include provisions primarily for environmental fines and remediation. For the last three fiscal years, our annual capital expenditures in connection with environmental control facilities averaged approximately $6.7 million, and annual operating expenses for environmental matters, excluding depreciation, averaged approximately $12.5 million. Contamination has been identified and is being investigated and remediated at many of our sites by us or other parties.

Actual costs and liabilities to us may exceed forecasted amounts. Moreover, currently unknown environmental issues, such as the discovery of additional contamination or the imposition of additional sampling or cleanup obligations with respect to our sites or third party sites, may result in significant additional costs, and potentially significant expenditures could be required in order to comply with future changes to environmental laws and regulations or the interpretation or enforcement thereof. We also are involved in various litigation and proceedings relating to environmental matters and toxic tort claims.

Future climate change regulation could result in increased operating costs and reduced demand for our products.

Although the United States has not ratified the Kyoto Protocol, a number of federal laws and regulations related to “greenhouse gas,” or “GHG,” emissions are being considered by the U.S. Environmental Protection Agency, or “EPA,” and in Congress. Various state and regional laws, regulations and initiatives have been enacted or are being considered. For example, on September 30, 2009, the EPA released a proposed rule that would impose requirements upon new and modified major stationary sources emitting more than 25,000 tons of GHG emissions per year. On June 26, 2009, the U.S. House of Representatives approved adoption of the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or ACESA. The purpose of ACESA is to control and reduce emissions of GHGs in the United States. GHGs are certain gases, including carbon dioxide and methane, which may be contributing to warming of the Earth’s atmosphere and other climatic changes. ACESA would establish an economy-wide cap on emissions of

GHGs in the United States and would require an overall reduction in GHG emissions of 17 percent (from 2005 levels) by 2020, and by over 80 percent by 2050. Under ACESA, most sources of GHG emissions would be required to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. The number of emission allowances issued each year would decline as necessary to meet ACESA’s overall emission reduction goals. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. The net effect of ACESA would be to impose increasing costs on the combustion of carbon-based fuels such as coal, oil, refined petroleum products and natural gas.

The U.S. Senate has begun work on its own legislation for controlling and reducing emissions of GHGs in the United States. If the Senate adopts GHG legislation that is different from ACESA, the Senate legislation would need to be reconciled with ACESA and both chambers would be required to approve identical legislation before it could become law. President Obama has indicated that he is in support of the adoption of legislation to control and reduce emissions of GHGs through an emission allowance permitting system that results in fewer allowances being issued each year but that allows parties to buy, sell and trade allowances as needed to fulfill their GHG emission obligations. It is not possible at this time to predict whether or when the Senate may act on climate change legislation or how any bill approved by the Senate would be reconciled with ACESA.

In addition, our operations in the United Kingdom and Denmark are subject to binding caps on GHG emissions imposed by Member States of the European Union as a result of the European Commission’s directive implementing the Kyoto Protocol. Under this directive, companies receive from the relevant Member States set limitations on the levels of GHG emissions from their industrial facilities. These allowances are tradable so as to enable companies that manage to reduce their GHG emissions to sell their excess allowances to companies that are not reaching their emissions objectives. Failure to meet the emissions caps is subject to significant monetary penalties. For the years 2008 through 2012, the European Commission significantly reduced the overall availability of allowances.

In 2008, Australia issued guidance outlining the components and rationale for its proposed carbon pollution reduction scheme, as well as associated timing. The plan calls for a cap and trade model with a medium-term target range of between five percent to 15 percent reduction in GHG by 2020. The reduction scheme aims to provide some assistance to emissions-intensive, trade-exposed companies based on the amount and intensity of its direct and indirect GHG emissions. Compliance under Australia’s reduction scheme was expected to begin in 2010, but legislation seeking to implement a reduction scheme was rejected by the Australian Senate in August 2009.

Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs could cause an increase to our raw material costs, could require us to incur increased operating costs and could have an adverse effect on demand for our products.

Beazer East and Beazer Limited may not continue to meet their obligations to indemnify us.

Under the terms of the asset purchase agreement between us and Koppers Company, Inc. (now known as Beazer East, Inc.) upon the formation of KI in 1988, subject to certain limitations, Beazer East and Beazer Limited assumed the liability for and indemnified us against among other things certain clean-up liabilities for contamination occurring prior to the purchase date at sites acquired from Beazer East and certain third-party claims arising from such contamination (the “Indemnity”). Beazer East and Beazer Limited (which are indirect subsidiaries of Heidelberg Cement AG) may not continue to meet their obligations. In addition, Beazer East could in the future choose to challenge its obligations under the Indemnity or our satisfaction of the conditions to indemnification imposed on us thereunder. The government and other third parties may have the right under applicable environmental laws to seek relief directly from us for any and all such costs and liabilities. In July 2004, we entered into an agreement with Beazer East to amend the December 29, 1988 asset purchase agreement to provide, among other things, for the continued tender of pre-closing environmental liabilities to Beazer East under the Indemnity through July 2019. As consideration for the agreement, we, among other things, paid Beazer East $7.0 million and agreed to share toxic tort litigation defense costs arising from sites acquired from Beazer East. Qualified expenditures under the Indemnity are not subject to a monetary limit.

The Indemnity provides for the resolution of issues between KI and Beazer East by an arbitrator on an expedited basis upon the request of either party. The arbitrator could be asked, among other things, to make a determination regarding the allocation of environmental responsibilities between KI and Beazer East. Arbitration decisions under the Indemnity are final and binding on the parties. Periodically, issues have arisen between KI and Beazer East and/or other indemnitors that have been resolved without arbitration. From time to time, KI and Beazer East have engaged in discussions that involve, among other things, the allocation of environmental costs related to certain operating and closed facilities.

Without reimbursement under the Indemnity, the obligation to pay the costs and assume the liabilities relating to these matters would have a significant impact on our net income. Furthermore, without reimbursement, we could be required to record a contingent liability on our balance sheet with respect to environmental matters covered by the Indemnity, which could result in our having significant negative net worth. Finally, the Indemnity does not afford us indemnification against environmental costs and liabilities attributable to acts or omissions occurring after the closing of the acquisition of assets from Beazer East under the asset purchase agreement, nor is the Indemnity applicable to liabilities arising in connection with other acquisitions by us after that closing.

The insurance that we maintain may not fully cover all potential exposures.

We maintain property, casualty, general liability and workers’ compensation insurance, but such insurance may not cover all risks associated with the hazards of our business and is subject to limitations, including deductibles and maximum liabilities covered. We may incur losses beyond the limits, or outside the coverage, of our insurance policies, including liabilities for environmental compliance and remediation. In addition, from time to time, various types of insurance for companies in our industry have not been available on commercially acceptable terms or, in some cases, have not been available at all. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

Adverse weather conditions may reduce our operating results.

Our quarterly operating results fluctuate due to a variety of factors that are outside our control, including inclement weather conditions, which in the past have caused a decline in our operating results. For example, adverse weather conditions have at times negatively impacted our supply chain as wet conditions impacted logging operations, reducing our ability to procure crossties. In addition, adverse weather conditions have had a negative impact on our customers in the pavement sealer businesses, resulting in a negative impact on our sales of these products. Moreover, demand for many of our products declines during periods of inclement weather.

We are subject to risks inherent in foreign operations, including additional legal regulation and changes in social, political and economic conditions.

We have operations in the United States, Australia, China, the United Kingdom, the Netherlands and Denmark, and sell our products in many foreign countries. For the year ended December 31, 2009, net sales from products sold by our foreign subsidiaries accounted for approximately 35 percent of our total net sales.

Doing business on a global basis requires us to comply with the laws and regulations of the U.S. government and various international jurisdictions. These regulations place restrictions on our operations, trade practices and partners and investment decisions. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act, and economic sanction programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Violations of these laws and regulations may result in civil or criminal penalties, including fines.

In addition, as a global business, we are also exposed to market risks relating to fluctuations in interest rates and foreign currency exchange rates. Our international revenues could be reduced by currency fluctuations or devaluations. Changes in currency exchange rates could lower our reported revenues and could require us to reduce our prices to remain competitive in foreign markets, which could also reduce our profitability. We have not historically hedged our financial statement exposure and, as a result, we could incur unanticipated losses. We are also subject to potentially increasing transportation and shipping costs associated with international operations. Furthermore, we are also exposed to risks associated with changes in the laws and policies governing foreign investments in countries where we have operations as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment.

Our strategy to selectively pursue complementary acquisitions may present unforeseen integration obstacles or costs.

Our business strategy includes the potential acquisition of businesses and entering into joint ventures and other business combinations that we expect would complement and expand our existing products and the markets where we sell our products. We may not be able to successfully identify suitable acquisition or joint venture opportunities or complete any particular acquisition, combination, joint venture or other transaction on acceptable terms. We cannot predict the timing and success of our efforts to acquire any particular business and integrate the acquired business into our existing operations. Also, efforts to acquire other businesses or the implementation of other elements of this business strategy may divert managerial resources away from our business operations. In addition, our ability to engage in strategic acquisitions may depend on our ability to raise substantial capital and we may not be able to raise the funds necessary to implement our acquisition strategy on terms satisfactory to us, if at all. Our failure to identify suitable acquisition or joint venture opportunities may restrict our ability to grow our business. In addition, we may not be able to successfully integrate businesses that we acquire in the future, which could lead to increased operating costs, a failure to realize anticipated operating synergies, or both.

Litigation against us could be costly and time-consuming to defend, and due to the nature of our business and products, we may be liable for damages arising out of our acts or omissions, which may have a material adverse affect on us.

We produce chemicals that require appropriate procedures and care to be used in handling them or using them to manufacture other products. As a result of the nature of some of the products we use and produce, we may face product liability, toxic tort and other claims relating to incidents involving the handling, storage and use of and exposure to our products.

For example, we are a defendant in a significant number of lawsuits in which the plaintiffs claim they have suffered a variety of illnesses (including cancer) and/or property damage as a result of exposure to coal tar pitch, benzene, wood treatment chemicals and other chemicals, including certain cases in state and federal court relating to our Grenada, Mississippi and Somerville, Texas facilities. A further description of the material claims against us is included in Note 19 of the consolidated financial statements in the Annual Report on Form 10-K of KH for the fiscal year ended December 31, 2009.

We are indemnified for certain product liability exposures under the Indemnity with Beazer East related to products sold prior to the closing of the acquisition of assets from Beazer East. Beazer East and Beazer Limited may not continue to meet their obligations under the Indemnity. In addition, Beazer East could choose to challenge its obligations under the Indemnity or our satisfaction of the conditions to indemnification imposed on us thereunder.

If for any reason (including disputed coverage or financial incapability) one or more of such parties fail to perform their obligations and we are held liable for or otherwise required to pay all or part of such liabilities without reimbursement, the imposition of such liabilities on us could have a material adverse effect on our business, financial condition, cash flows and results of operations. Furthermore, we could be required to record a contingent liability on our balance sheet with respect to such matters, which could result in us having significant negative net worth.

In addition to the above, we are regularly subject to legal proceedings and claims that arise in the ordinary course of business, such as workers’ compensation claims, governmental investigations, employment disputes, and customer and supplier disputes arising out of the conduct of our business. Litigation could result in substantial costs and may divert management’s attention and resources away from the day-to-day operation of our business.

Labor disputes could disrupt our operations and divert the attention of our management and may cause a decline in our production and a reduction in our profitability.

Of our employees, approximately 65 percent are represented by approximately 15 different labor unions and are covered under numerous labor agreements. The United Steelworkers of America currently represent more than 300 of our employees at six of our facilities and, therefore, represent the largest number of our unionized employees. In 2010 we will have seven labor agreements expire (including the agreement extended in 2009); these agreements cover approximately 25 percent of our total labor force. We may not be able to reach new agreements without union action or on terms satisfactory to us. Any future labor disputes with any such unions could result in strikes or other labor protests, which could disrupt our operations and divert the attention of our management from operating our business. If we were to experience a strike or work stoppage, it may be difficult for us to find a sufficient number of employees with the necessary skills to replace these employees. Any such labor disputes could cause a decline in our production and a reduction in our profitability.

Our post-retirement obligations are currently underfunded. We expect to make significant cash payments to our pension and other post-retirement plans, which will reduce the cash available for our business.

As of December 31, 2009, our benefit obligation under our defined benefit pension plans exceeded the fair value of plan assets by approximately $69 million. Our pension asset funding to total pension obligation ratio was 66 percent as of December 31, 2009. The underfunding was caused, in large part, by fluctuations in the financial markets that have caused the value of the assets in our defined benefit pension plans to be significantly lower than anticipated. In addition, our obligations for other post-retirement benefit obligations are unfunded and total approximately $14 million at December 31, 2009.

During the years ended December 31, 2009 and December 31, 2008, we contributed $3.4 million and $3.3 million, respectively, to our post-retirement benefit plans. With respect to our U.S. defined benefit pension plan which is our largest plan, we had funding obligations of $0.1 million in 2009. However, we estimate that mandatory funding for this plan will be approximately $4 million in 2010, $12 million in 2011 and $10 million in 2012 unless legislative relief is granted.

Management expects that any future obligations under our post-retirement benefit plans that are not currently funded will be funded from our future cash flow from operations. If our contributions to our post-retirement benefit plans are insufficient to fund the post-retirement benefit plans adequately to cover our future obligations, the performance of the assets in our pension plans does not meet our expectations or other actuarial assumptions or mandatory funding laws are modified, our contributions to our post-retirement benefit plans could be materially higher than we expect, thus reducing the cash available for our business.

We may incur significant charges in the event we close all or part of a manufacturing plant or facility.

We periodically assess our manufacturing operations in order to manufacture and distribute our products in the most efficient manner. Based on our assessments, we may make capital improvements to modernize certain units, move manufacturing or distribution capabilities from one plant or facility to another plant or facility, discontinue manufacturing or distributing certain products or close all or part of a manufacturing plant or facility.

We depend on our senior management team and the loss of any member could adversely affect our operations.

Our success is dependent on the management, experience and leadership skills of our senior management team. Our senior management team has an average of over 20 years of industry experience. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel with similar industry experience could prevent us from implementing our business strategy. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified personnel when needed.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2010. The information in this table should be read in conjunction with the “Selected Historical Consolidated Financial Data” and our historical financial statements and related notes in the Quarterly Report on Form 10-Q of KH for the quarter ended March 31, 2010, which is incorporated herein by reference.

As of March 31, 2010

(Dollars in millions)	Actual	As Adjusted
Cash & cash equivalents	$23.5	$23.5

Revolving Credit Facility	$18.9	$18.9
Capital leases and other secured debt	0.9	0.9

Total Senior Secured Debt	19.8	19.8
Original Notes (1)	295.0	—
Exchange Notes (1)	—	295.0

Total debt	314.8	314.8
Koppers stockholders’ equity	51.6	51.6

Total capitalization	$366.4	$366.4

(1)	Consists of $300.0 million aggregate principal amount of notes sold at a discounted price of 98.311 percent of face value. The discount will accrete and be included in interest expense as the notes mature.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in conjunction with our consolidated financial statements including the notes to those statements incorporated by reference into this prospectus.

	2005	2006	2007	2008	2009	Three Months Ended March 31, 2010
Ratio of Earnings to Fixed Charges (1)	1.26	1.24	2.37	2.66	1.45	2.11

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include income (loss) from continuing operations before income taxes, cumulative effect of accounting changes and fixed charges (adjusted for interest capitalized during the period). “Fixed charges” include interest, whether expensed or capitalized, and the portion of rental expense (which we have calculated to be 31 percent of total rental expense) that is representative of the interest factor in these rentals.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table contains our selected historical financial data for the five years ended December 31, 2009 and the three months ended March 31, 2009 and March 31, 2010. The selected historical consolidated financial data for each of the five years ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements. The data as of and for the three months ended March 31, 2009 and March 31, 2010 have been derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as our audited financial statements and include, in the opinion of management, all adjustments necessary to fairly present the data for such periods. The results of operations for any interim period are not necessarily indicative of the results that may be expected for a full year or any future reporting period. This selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Koppers’ Consolidated Financial Statements and related notes included in the Annual Report on Form 10-K of KH for the fiscal year ended December 31, 2009 and in KH’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, incorporated by reference herein.

	Three months ended March 31,		Year Ended December 31,
(Dollars in millions, except share and per share amounts)	2010	2009	2009	2008	2007	2006	2005
Statement of Operations Data:
Net sales	$274.3	$272.7	$1,124.4	$1,364.8	$1,255.6	$1,044.2	$913.4
Depreciation and amortization	6.4	6.0	24.8	30.0	29.5	29.6	28.4
Operating profit	16.8	18.4	94.9	130.2	125.1	79.0	69.0
Interest expense	6.9	10.2	36.3	42.6	45.9	46.9	51.7
Loss (gain) on extinguishment of debt (1)	—	—	22.4	(1.2)	—	14.4	—
Income from continuing operations	7.4	4.8	21.7	48.4	50.5	9.0	10.6
Income from discontinued operations (2)(3)	—	—	—	4.4	9.3	8.7	1.4
Gain on sale of Koppers Arch (2)	—	—	—	—	6.7	—	—
Gain (loss) on sale of Monessen (3)	—	(0.2)	(0.3)	85.9	—	—	—
Net income (4)	7.4	4.6	21.4	138.7	66.5	17.7	12.0
Net income attributable to Koppers (4)	7.3	4.1	18.8	138.0	63.3	15.2	9.9
Net income applicable to Koppers common shares	7.3	4.1	18.8	138.0	63.3	15.2	(19.1)
Earnings (loss) per common share data: (5)(6)
Basic—continuing operations	$0.36	$0.21	$0.93	$2.31	$2.30	$0.39	$(7.28)
Diluted—continuing operations	0.36	0.21	0.92	2.30	2.29	0.36	(7.28)
Weighted average common shares outstanding (in thousands): (6)
Basic	20,473	20,429	20,446	20,651	20,768	19,190	2,907
Diluted	20,632	20,479	20,561	20,767	20,874	20,104	2,907
Balance Sheet Data:
Cash and cash equivalents (7)	$23.5	$76.2	$58.4	$63.1	$14.4	$21.3	$26.1
Total assets	640.4	650.1	644.4	661,1	669.3	649.4	551.8
Total debt	314.8	379.7	335.3	374.9	440.2	475.9	517.2
Other Data:
Capital expenditures: (8)	$2.5	$3.8	$18.0	$36.7	$23.2	$27.5	$21.1
Cash dividends declared per common share (6)	$0.22	$0.22	$0.88	$0.88	0.68	1.30	$3.19
Cash dividends declared per preferred share	—	—	—	—	—	—	12.68

(1)	Includes loss (gain) on the extinguishment of Senior Discount Notes and Senior Secured Notes in 2009, a portion of the Senior Secured Notes in 2008 and a portion of the Senior Discount Notes in 2006.
(2)	In July 2007, we sold are 51 percent interest in Koppers Arch Investments Pty Limited and its subsidiaries (“Koppers Arch”). Koppers Arch’s results of operations have been classified as a discontinued operation for all periods presented.

(3)	In October 2008, we sold our 95 percent interest in Koppers Monessen Partners LP (“Monessen”). Monessen’s’ results of operations have been classified as a discontinued operation for all periods presented.
(4)	In connection with our initial public offering in February 2006, costs totaling $17.4 million were incurred for a related call premium on the Senior Secured Notes ($10.1 million), the write-off of deferred financing costs ($3.2 million), the termination of the Saratoga Partners III, L.P. advisory services contract ($3.0 million) and payment of bond consent fees ($1.1 million).
(5)	Prior to the conversion of the senior convertible preferred stock into shares of common stock in connection with our initial public offering in February 2006, earnings per share were calculated in accordance with Emerging Issues Task Force No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, after giving effect to the 3.9799-for-one stock split.
(6)	Cash dividends declared per common share, earnings per common share and weighted average common shares outstanding give effect to a 3.9799-for-one stock split in January 2006.
(7)	Includes cash of discontinued operations as of December 31, 2007, 2006 and 2005.
(8)	Excludes capital expenditures by Koppers Arch, a discontinued operation of $—million, $0.1 million, $0.8 million and $0.6 million and by Koppers Monessen, a discontinued operation, of $0.4 million, $1.0 million, $0.2 million and $1.3 million for the years ended December 31, 2008, 2007, 2006 and 2005, respectively.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On December 1, 2009, KI sold $300.0 million in aggregate principal amount at maturity of the outstanding Original Notes in a private placement. The Original Notes were sold to the initial purchasers who in turn resold the notes to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act and were also sold to an officer of Koppers.

The exchange offer is designed to provide holders of Original Notes with an opportunity to acquire Exchange Notes which, unlike the Original Notes, will not be restricted securities and will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The outstanding Original Notes in the aggregate principal amount of $300,000,000 were originally issued and sold on December 1, 2009, the issue date, to Goldman, Sachs & Co., Banc of America Securities LLC, RBS Securities Inc. and UBS Securities LLC and the other initial purchasers pursuant to the purchase agreement dated as of November 20, 2009 and to an officer of Koppers. The Original Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Original Notes by the initial purchasers to investors was accomplished in reliance upon the exemption provided by Rule 144A and Regulation S under the Securities Act. The Original Notes are restricted securities and may not be reoffered, resold or transferred other than pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Pursuant to Rule 144 under the Securities Act, the Original Notes may generally be resold (a) by a holder who is our affiliate, commencing six months after the issue date, in an amount up to, for any three-month period, the greater of 1% of the Original Notes then outstanding or the average weekly trading volume of the Original Notes during the four calendar weeks preceding the filing of the required notice of sale with the SEC so long we remain current in our periodic filing obligations, (b) by a holder who is not, and has not been for the preceding three months, our affiliate, commencing six months after the issue date, in any amount and so long as we remain current in our periodic filing obligations and (c) commencing one year after the issue date, in any amount and otherwise without restriction by a holder who is not, and has not been for the preceding three months, our affiliate. Certain other exemptions may also be available under other provisions of the federal securities laws for the resale of the Original Notes.

In connection with the sale of the Original Notes, we and the initial purchasers entered into an exchange and registration rights agreement, dated December 1, 2009 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement), we will offer to the holders of Entitled Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Entitled Securities for Exchange Notes.

If:

(1) on or prior to the time the exchange offer is completed, existing law or interpretations of the Securities and Exchange Commission are changed such that the Exchange Notes received in the exchange offer are not, or would not be, upon receipt, transferable without restriction under the Securities Act by each holder receiving Exchange Notes, other than a holder who is an affiliate of Koppers, a holder who acquires Exchange Notes outside the ordinary course of the holder’s business, a holder who has arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing Exchange Notes, and a holder that is a broker-dealer who has received Exchange Notes pursuant to the exchange offer in exchange for Original Notes acquired by the broker-dealer directly from KI;

(2) the effective time of the registration statement for the exchange offer is not within 210 days of December 1, 2009 and the exchange offer has not been completed within 30 business days of such effective time; or

(3) any holder of Original Notes notifies us prior to the 20th business day following the completion of the exchange offer that:

(A) it is prohibited by law or policy of the Securities and Exchange Commission from participating in the exchange offer;

(B) it may not resell the Exchange Notes to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

(C) it is a broker-dealer and owns Original Notes acquired directly from KI or an affiliate of KI we will file, in lieu of conducting the Exchange Offer, or in the case of clause (3) above, in addition to conducting the Exchange Offer, with the SEC a Shelf Registration Statement (as defined in the Registration Rights Agreement) to cover resales of the Registrable Securities by the holders of the Registrable Securities who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Registrable Securities” means each Original Note until the earliest to occur of:

(1)	the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the exchange offer;

(2)	the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(3)	the date on which such Note is actually sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by such Note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by us or pursuant to the Indenture; or

(4)	such Note shall cease to be outstanding.

The Registration Rights Agreement provides that:

(1)	we will file an Exchange Offer Registration Statement with the SEC on or prior to 120 days after December 1, 2009;

(2)	we will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 210 days after December 1, 2009;

(3)	unless the exchange offer would not be permitted by applicable law or SEC policy, the Issuer and the Guarantors will use all commercially reasonable efforts to:

(a)	commence the exchange offer promptly (but not later than 10 business days) following the effective time of the exchange offer registration statement; and

(b)	hold the exchange offer open for at least 20 business days in accordance with Regulation 14E promulgated by the SEC under the Exchange Act; and

(c)	exchange Exchange Notes for all Registrable Securities (as defined above) that have been properly tendered and not withdrawn promptly following the expiration of the exchange offer.

(4)	if obligated to file the Shelf Registration Statement, we will file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and use all commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises (but not before 210 days after December 1, 2009).

If:

(1)	we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3)	we fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)	the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but is thereafter withdrawn by us or becomes subject to a stop-order (except during a suspension period permitted by the Registration Rights Agreement with respect to a Shelf Registration Statement), then we will pay Special Interest to each holder of Registrable Securities until all Registration Defaults have been cured.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Special Interest will be paid in an amount equal to 0.25% per annum of the principal amount of Registrable Securities outstanding. The amount of the Special Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 1.0% per annum of the principal amount of the Registrable Securities outstanding.

All accrued Special Interest will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

Holders of notes will be required to make certain representations (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the Shelf Registration Statement. By acquiring Entitled Securities, a holder will be deemed to have agreed to indemnify the Issuer and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuer.

Resale of the Exchange Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to other parties in other transactions. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to other parties. Based on these interpretations by the staff, we believe that the Exchange Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act (except as described below for certain broker-dealers who may use this prospectus for resales), so long as you:

(1)	are acquiring the Exchange Notes in the ordinary course of your business;

(2)	are not participating in, and do not intend to participate in, a distribution of the Exchange Notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes within the meaning of the Securities Act;

(3)	are not a broker-dealer who acquired the Original Notes directly from us; and

(4)	are not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

By tendering the Original Notes in exchange for Exchange Notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in or intend to participate in, a distribution of the Exchange Notes, or have any arrangement or understanding with any person to participate in a distribution of the Exchange Notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Original Notes which the broker-dealer acquired as a result of market-making or other trading activities. See “Plan of Distribution.”

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 14, 2010, the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes validly tendered and accepted pursuant to the exchange offer.

We will not pay any accrued and unpaid interest on the Original Notes that we acquire in the exchange offer. Instead, interest on the Exchange Notes will accrue from June 1, 2010.

Tendering holders of Original Notes must tender Original Notes in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof. Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that:

(1)	we have registered the Exchange Notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

(2)	specified rights under the Registration Rights Agreement, including the provisions providing for payment of Special Interest, will be eliminated for all the Notes.

The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, approximately $300,000,000 aggregate principal amount of the Original Notes are outstanding. Original Notes accepted for exchange will be retired and cancelled and not reissued.

Except as described under “Form, Book-Entry Procedures and Transfer,” we will issue the Exchange Notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in a global note will be transferable in book-entry form through DTC.

We will conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

We will be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If we do not accept any tendered Original Notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these Original Notes, without expense, to the tendering holder promptly after the Expiration Date of the exchange offer.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offer. See “—Other Fees and Expenses” and “—Transfer Taxes.”

If we successfully complete the exchange offer, any Original Notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of Original Notes after the exchange offer in general will not have further rights under the Registration Rights Agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the Original Notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offer, the term “Expiration Date” means 5:00 p.m., New York City time, on June 14, 2010, subject to our right to extend that time and date in our sole discretion, in which case the Expiration Date means the latest time and date to which the exchange offer is extended.

We reserve the right, in our sole discretion, by giving oral or written notice to the exchange agent, to extend and/or amend the exchange offer. If the exchange offer is amended in a manner that we determine constitutes a material change, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

We will notify holders of the Original Notes of any extension, amendment or termination of the exchange offer by press release or other public announcement. We will announce any extension of the Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

We will deliver the Exchange Notes on the settlement date, which will be promptly after the Expiration Date of the exchange offer. We will not be obligated to deliver Exchange Notes unless the exchange offer is consummated.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Original Notes

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or the beneficial holder of Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, thereby:

(1)	irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Original Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the Original Notes arising under, from or in connection with those Original Notes;

(2)	waive any and all rights with respect to the Original Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Original Notes; and

(3)	release and discharge us and the trustee for the Original Notes from any and all claims the holder may have, now or in the future, arising out of or related to the Original Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Original Notes tendered thereby, other than as expressly provided in this prospectus and in the letter of transmittal, or to participate in any redemption or defeasance of the Original Notes tendered thereby.

In addition, by tendering Original Notes in the exchange offer, each holder of Original Notes will represent, warrant and agree that:

(1)	it has received this prospectus;

(2)	it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Original Notes tendered thereby, and it has full power and authority to execute the letter of transmittal;

(3)	the Original Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those Original Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

(4)	it will not sell, pledge, hypothecate or otherwise encumber or transfer any Original Notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(5)	in evaluating the exchange offer and in making its decision whether to participate in the exchange offer by tendering its Original Notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us, the information agent or the exchange agent, other than those contained in this prospectus, as amended or supplemented through the Expiration Date;

(6)	the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus;

(7)	the agreement to the terms of the letter of transmittal pursuant to an agent’s message shall, subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Original Notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of Original Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees those Original Notes;

(8)	the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly;

(9)	it is acquiring the Exchange Notes in the ordinary course of its business;

(10)	it is not participating in, and does not intend to participate in, a distribution of the Exchange Notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes within the meaning of the Securities Act;

(11)	it is not a broker-dealer who acquired the Original Notes directly from us; and

(12)	it is not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

The representations, warranties and agreements of a holder tendering Original Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any Original Notes means any holder that exercises investment discretion with respect to those Original Notes.

Absence of Dissenters’ Rights

Holders of the Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Acceptance of Original Notes for Exchange and Delivery of Exchange Notes

On the settlement date, Exchange Notes to be issued in exchange for Original Notes in the exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to accept validly tendered Original Notes that have not been validly withdrawn as provided in this prospectus when, and if, we give oral or written notice of acceptance to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the Exchange Notes will be made by the exchange agent on the settlement date following receipt of that notice. The exchange agent will act as agent for tendering holders of Original Notes for the purpose of receiving Original Notes and transmitting Exchange Notes as of the settlement date. If any tendered Original Notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted Original Notes will be returned without expense to the tendering holders promptly after the expiration or termination of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your Original Notes to the exchange agent as described below. We will only issue Exchange Notes in exchange for Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the Original Notes may be tendered using DTC’s automatic tender offer program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Original Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender Original Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Determinations Under the Exchange Offer. We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Original Notes and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine; provided, however, that all conditions to the exchange offer other than those dependent upon receipt of necessary government approval must be waived at or before the expiration of the exchange offer. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the information agent, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly after the Expiration Date of the exchange offer.

When We Will Issue Exchange Notes. In all cases, we will issue Exchange Notes for Original Notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the Expiration Date:

•	a book-entry confirmation of such number of Original Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Original Notes Not Accepted or Exchanged. If we do not accept any tendered Original Notes for exchange or if Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Participating Broker-Dealers. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus, which may be this prospectus, in connection with any resale of those Exchange Notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Original Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Original Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Original Notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn Original Notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the Expiration Date of the exchange offer.

Exchange Agent and Information Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent and the information agent for the exchange offer. All correspondence in connection with the exchange offer should be sent or delivered by each holder of Original Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:

WELLS FARGO BANK, National Association	WELLS FARGO BANK, National Association
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
PO Box 1517	Sixth & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile:

WELLS FARGO BANK, National Association	(For Eligible Institutions only):
12th Floor—Northstar East Building	fax. (612) 667-6282
Corporate Trust Operations	Attn. Bondholder Communications
608 Second Avenue South
Minneapolis, MN 55479	For Information or Confirmation by
Telephone: (800) 344-5128, Option 0
Attn. Bondholder Communications

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address, telephone numbers or fax number listed above. Holders of Original Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer. We will pay the exchange agent and information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Announcements

We may make any announcement required pursuant to the terms of this prospectus or required by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion; provided, that, if any such announcement is made by issuing a press release to MARKETWIRE, such announcement shall be reasonable and sufficient.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the Original Notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by the information agent as well as our officers and other employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Tendering holders of Original Notes will not be required to pay any fee or commission to the exchange agent. If, however, a tendering holder handles the transaction through its commercial bank, broker, dealer, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

Holders who tender their Original Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register Exchange Notes in the name of, or request that Original Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Original Notes.

Consequences of Failure to Exchange

Holders of Original Notes who do not exchange their Original Notes for Exchange Notes under this exchange offer will remain subject to the restrictions on transfer applicable in the Original Notes (i) as set forth in the legend printed on the Original Notes as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the prospectus distributed in connection with the private offering of the Original Notes. Any broker-dealer who receives Exchange Notes in exchange for Original Notes acquired as a result of market-making activities or other trading activities may resell such Exchange Notes as described under “Plan of Distribution.”

Any Original Notes not tendered by their holders in exchange for Exchange Notes in this exchange offer will not retain any rights under the Registration Rights Agreement (except in certain limited circumstances).

In general, you may not offer or sell the Original Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the Original Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the Exchange Notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the Exchange Notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF NOTES

General

KI has issued the Original Notes, and will issue the Exchange Notes (solely for purposes of this section, together with the Original Notes, the “Notes”), under an indenture dated as of December 1, 2009 (the “Indenture”) among KI, KH, certain of KI’s subsidiaries that guarantee the notes and Wells Fargo Bank, National Association, as trustee (the “Trustee”). As used below in this “Description of Notes” section, “Issuer” refers to Koppers Inc. only and not any of its subsidiaries.

The statements under this caption relating to the Indenture and the Notes are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the Notes and those terms made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” Unless otherwise indicated, references under this caption to Sections or Articles are references to sections and articles of the Indenture. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

Principal of the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, City of New York, which, unless otherwise provided by the Issuer, will be the offices of the Trustee. Payment of interest will be made by check mailed to the addresses of the noteholders as such addresses appear in the Note register or, at the election of any noteholder in the manner prescribed by the Indenture, by wire transfer of immediately available funds.

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Terms of the Notes

The initial offering of the Notes was for $300,000,000 in aggregate principal amount of 7.875% Senior Notes due 2019. Subject to compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness,” we can issue additional Notes from time to time in the future as part of the same series without consent from holders of the Notes. Any additional Notes that we issue in the future will be identical in all respects to the Notes offered hereby and will be treated as a single class for all purposes of the Indenture, except that Notes issued in the future may have different issuance prices and will have different issuance dates.

The Notes will bear interest at the rate of 7.875% per annum, payable semi-annually on December 1 and June 1 of each year, commencing December 1, 2010, to holders of record at the close of business on the immediately preceding November 15 and May 15, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Exchange Notes will accrue from June 1, 2010.

Ranking

The Notes and the Guarantees will rank equally with existing and future unsubordinated obligations of the Issuer and the Guarantors, respectively. The Notes and the Guarantees will be structurally subordinated to the obligations of any Subsidiary of the Issuer that is not a Guarantor. If the Issuer or a Subsidiary Guarantor incurs any Indebtedness in the future that provides by its terms that it is subordinated to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, the Notes or that Guarantee, as applicable, will rank senior to that Indebtedness.

The Notes and the Guarantees thereof will be effectively subordinated to all secured indebtedness of ours and the Guarantors to the extent of the assets securing such Indebtedness.

As of December 31, 2009, on a pro forma basis after giving effect to this offering and the application of proceeds as described under “Use of Proceeds,” the Issuer would have had approximately $40.3 million of secured debt outstanding, approximately $12.3 million of issued but undrawn letters of credit and approximately $164.7 million of additional borrowing capacity under its secured credit facilities. For the fiscal year ended December 31, 2009, the subsidiaries that are not guaranteeing the Notes had net sales of approximately $397 million. As of December 31, 2009, these non-guarantor subsidiaries held approximately $274 million of our total assets and had approximately $85 million of liabilities (including trade payables). Amounts are presented after giving effect to intercompany eliminations.

Optional Redemption

At any time prior to December 1, 2014, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of the holders of record on the relevant record date to receive interest due on the relevant interest payment date.

The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after December 1, 2014 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period beginning on December 1 of the years indicated below:

Year	Redemption Price
2014	103.938%
2015	102.625%
2016	101.313%
2017 and thereafter	100.000%

Notwithstanding the foregoing, at any time on or prior to December 1, 2012 the Issuer may, at its option on any one or more occasions, redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 107.875% of the principal amount, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Selection and Notice

If less than all the Notes issued under the Indenture are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis (or, in the case of Notes issued in global form as discussed under “Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or depositary requirements.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Guarantees

Parent and each of the Issuer’s Wholly Owned Subsidiaries that is a Domestic Subsidiary (other than our Captive Insurance Subsidiary) will deliver a Guarantee on the Issue Date. Pursuant to the Guarantees, each of the Guarantors will fully and unconditionally guarantee all Obligations of Issuer under the Indenture and the Notes on a senior basis. Newly formed or acquired Domestic Subsidiaries, other than Immaterial Subsidiaries, are required to become Guarantors, as described under “—Additional Guarantees.”

Each Guarantee of the Subsidiary Guarantors will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from guarantors.”

The Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged upon any of the following:

(1)	the consummation of any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)	the consummation of any sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Issuer as a result of the sale or other disposition;

(3)	the designation of any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	the legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

provided, in each such case, that the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to such transactions have been complied with and that such release is authorized and permitted under the Indenture.

On the date the Company issues the notes offered hereby, four of the Company’s subsidiaries, Koppers Mauritius, Koppers (Beijing) Chemical Co., Ltd., Koppers (China) Carbon & Chemical Co Ltd. and Koppers India Carbon Materials and Chemicals Private Limited, are each designated as an Unrestricted Subsidiary. Koppers Mauritius is a Mauritius private company limited by shares. Koppers (Beijing) Chemical Co., Ltd. is a Chinese limited liability company. Koppers (China) Carbon & Chemical Co. Ltd. is a Chinese limited liability company. Koppers India Carbon Materials and Chemicals Private Limited is an Indian limited liability company.

These Subsidiaries will not be Guarantors of the notes. As of December 31, 2009, the aggregate total assets of these Unrestricted Subsidiaries were approximately $50 million, or eight percent of the Company’s total assets. For the fiscal year ended December 31, 2009, approximately $47 million, or four percent, of the Company’s revenue was attributable to these Unrestricted Subsidiaries.

As of the date the Company issues the Notes offered hereby, all of its Subsidiaries, other than Koppers Mauritius, Koppers (Beijing) Chemical Co., Ltd., Koppers (China) Carbon & Chemical Co Ltd. and Koppers India Carbon Materials and Chemicals Private Limited, will be “Restricted Subsidiaries.” In addition, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Change of Control

If a Change of Control occurs, each noteholder will have the right to require the Issuer to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), in accordance with the provisions of the next paragraph.

Within 30 days following any Change of Control, the Issuer shall mail a notice to each noteholder, with a copy to the Trustee, stating

•

that a Change of Control has occurred and that such noteholder has the right to require the Issuer to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date that is on or prior to the date fixed for purchase);

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions as determined by the Issuer, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under any covenant of the Indenture by virtue of this compliance.

The occurrence of a Change of Control would constitute a default under the Credit Agreement. In addition, the Issuer’s ability to purchase the Notes for cash may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any purchases required in connection with a Change of Control. The Issuer’s failure to purchase the Notes in connection with a Change of Control would result in a default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The definition of Change of Control includes a phrase relating to the sale, assignment, transfer, lease, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and certain of its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require us to repurchase its Notes as a result of a sale, assignment, transfer, lease, conveyance or other disposition of less than all of the assets of the Issuer and certain subsidiaries taken as a whole to another person or group may be uncertain.

The Issuer will not be required to make a Change of Control offer as described above following a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control offer.

Notwithstanding anything to the contrary herein, a Change of Control offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control offer.

Certain Covenants

The Indenture will contain certain covenants, including, among others, the following:

Limitation on Incurrence of Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness; provided that the Issuer or any Restricted Subsidiary may incur Indebtedness if, immediately after giving effect to such incurrence, the Consolidated Coverage Ratio is at least 2.0 to 1.0 (determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, and the application of the proceeds therefrom had occurred, at the beginning of the applicable four-quarter period), so long as the aggregate Indebtedness incurred pursuant to this proviso by Restricted Subsidiaries that are not Subsidiary Guarantors does not exceed $50.0 million at any one time outstanding (this proviso, the “Coverage Ratio Exception”).

The foregoing paragraph will not prohibit incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1) the Notes issued on the Issue Date and any related Guarantees;

(2) Indebtedness of the Issuer or any Restricted Subsidiary to the extent outstanding on the Issue Date (other than Indebtedness under Credit Facilities);

(3) Indebtedness of the Issuer or any Restricted Subsidiary under Credit Facilities in an aggregate amount at any time outstanding pursuant to this clause (3) (after giving effect to the application of any proceeds of such Indebtedness as of the date of the incurrence thereof), taken together with the aggregate amount outstanding at such time pursuant to clause (19) below, not to exceed the greater of:

•	$400.0 million; and

•

the sum of (x) $100.0 million, (y) 65% of the net book value of the Inventory of the Issuer and the Restricted Subsidiaries and (z) 85% of the net book value of the accounts receivable of the Issuer and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP on a pro forma basis after giving effect to any transactions consummated in connection with the incurrence of such Indebtedness;

(4) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (1) of this paragraph (including the Exchange Notes and any Guarantees thereof), clause (2) of this paragraph (other than any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries), this clause (4), or clause (16);

(5) Indebtedness owed by the Issuer or any Restricted Subsidiary to the Issuer or any Restricted Subsidiary; provided that

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any such Indebtedness owed by the Issuer shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Notes, and any such Indebtedness owed by any Subsidiary Guarantor shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Subsidiary Guarantor; and

•

if such Indebtedness becomes held by a Person other than the Issuer or any Restricted Subsidiary, the Issuer or such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)(x) the guarantee by the Issuer or any Subsidiary Guarantor of Indebtedness of the Issuer or a Subsidiary Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Subsidiary Guarantor; provided that, in each case, the Indebtedness being guaranteed is incurred pursuant to the Coverage Ratio Exception or is Permitted Indebtedness;

(7) Hedging Obligations;

(8) Purchase Money Indebtedness and Capital Lease Obligations of the Issuer or any Subsidiary Guarantor incurred to finance the acquisition, construction or improvement of any assets (including capital expenditures of the Issuer or any Subsidiary Guarantor) incurred within 180 days of such acquisition, construction or improvement, and Refinancings thereof, in an aggregate amount at any time outstanding pursuant to this clause (8) not to exceed $25.0 million;

(9) Indebtedness of any Foreign Subsidiary in an aggregate amount at any time outstanding pursuant to this clause (9) (after giving effect to the application of any net proceeds of such Indebtedness as of the date of the incurrence thereof) not to exceed the greater of (A) $30.0 million and (B) the sum of (i) 60% of the book value of the inventory of the Foreign Subsidiaries and (ii) 80% of the book value of the accounts receivables of the Foreign Subsidiaries (as determined on a pro forma basis after giving effect to any transactions consummated in connection with the incurrence of such Indebtedness);

(10) Indebtedness of the Issuer or any Restricted Subsidiary represented by standby, trade or documentary letters of credit or letters of credit issued to provide security for worker’s compensation claims or other statutory or regulatory obligations or for payment obligations in connection with self-insurance or similar requirements of the Issuer or any Restricted Subsidiary, in each case to the extent incurred in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(11) customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any assets or Capital Stock of the Issuer or any Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);

(12) obligations in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(13) Indebtedness in respect of Treasury Services Agreements (including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds); provided that such Indebtedness is extinguished within five business days of incurrence;

(14) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(15) Indebtedness consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Issuer or any of its Subsidiaries uses or sells in the ordinary course of business;

(16) Acquired Indebtedness; provided that after giving effect to such acquisition or merger, either

•	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

•	the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(17) Indebtedness consisting of the financing of insurance premiums;

(18) Indebtedness consisting of Guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business;

(19) Non-Recourse Securitization Entity Indebtedness incurred by a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that at the time of such incurrence, the Issuer or any Restricted Subsidiary of the Issuer would have been able to incur the same amount of Indebtedness pursuant to clause (3) above; and

(20) additional Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not to exceed $75.0 million at any time outstanding pursuant to this clause (20).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (20) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described and may later reclassify such item into any one or more of the categories of Indebtedness described above (provided that at the time of reclassification it meets the criteria in such category or categories); provided, however, that Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (3) above. The maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of the Issuer as accrued.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with this section, any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this section) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

Notwithstanding the foregoing, the Issuer will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Issuer or of such other Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms made subordinated in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare or make a Restricted Payment if:

(1) a Default has occurred and is continuing or would result therefrom;

(2) the Issuer could not incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the aggregate amount of such Restricted Payment, together with all other Restricted Payments (the amount of any Restricted Payments made in assets other than cash to be valued at its Fair Market Value) declared or made since the Issue Date (other than any Restricted Payment described in clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (13) or (14) of the next paragraph), would exceed the sum (the “Basket”) of

(a) the sum of (i) the Starting Amount and (ii) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2010 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(b) the aggregate Net Cash Proceeds from the issuance and sale (other than to a Subsidiary of the Issuer) of, and the Fair Market Value of any property received in exchange for, Qualified Stock received by the Issuer subsequent to the Issue Date or from the issue or sale of debt securities of the Issuer that have been converted or exchanged into Qualified Stock, together with the aggregate cash and Temporary Cash Investments received by the Issuer or any of its Restricted Subsidiaries at the time of such conversion or exchange; provided that any determination that the Fair Market Value of property received (other than of any asset with a public trading market) is in excess of $50.0 million shall be made by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Issuer and delivered to the Trustee; plus

(c) the amount by which Indebtedness or Disqualified Stock incurred or issued subsequent to the Issue Date is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Stock (less the amount of any cash, or the Fair Market Value of any other asset, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); provided that such amount shall not exceed the aggregate Net Cash Proceeds received by the Issuer or any Restricted Subsidiary after the Issue Date from the issuance and sale (other than to a Subsidiary of the Issuer) of such Indebtedness or Disqualified Stock; plus

(d) to the extent not included in the calculation of the Consolidated Net Income referred to in (a), an amount equal to, without duplication:

•

100% of the aggregate net proceeds (including the Fair Market Value of assets) received by the Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by the Issuer or any Restricted Subsidiary since the Issue Date; plus

•

the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other Transfers of assets subsequent to the Issue Date, in each case to the Issuer or any Restricted Subsidiary from such Person (including by way of such Person becoming a Restricted Subsidiary); plus

•	if the Basket was reduced as the result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary;

provided that the foregoing shall not exceed, in the aggregate, the amount of all Investments which previously reduced the Basket. For information regarding the Starting Amount, please see the definition thereof under “Certain Definitions” below.

The provisions of the foregoing paragraph shall not prohibit the following:

(1) dividends paid within 90 days after the date of declaration thereof if at such date of declaration such dividend would have been permitted under the Indenture;

(2) any repurchase, redemption, retirement or other acquisition of Capital Stock or Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer) of, Qualified Stock or, with respect to any such Subordinated Obligations, in exchange for or out of the proceeds of the substantially concurrent incurrence and sale (other than to a Subsidiary of the Issuer) of Refinancing Indebtedness thereof; provided that (x) no such exchange or issuance and sale shall increase the Basket and (y) no Default has occurred and is continuing or would occur as a consequence thereof;

(3) payments by the Issuer or any Restricted Subsidiary in respect of Indebtedness of the Issuer or any Restricted Subsidiary owed to the Issuer or another Restricted Subsidiary;

(4) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(5) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock;

provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors);

(6) repurchases and other acquisitions of Capital Stock deemed to occur upon exercise of stock options or to satisfy federal income tax obligations of option holders upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(7) Restricted Payments to finance dividends on the Capital Stock of Parent in an amount not to exceed $20.0 million in any fiscal year;

(8) in the event of a Change of Control, so long as no Default has occurred and is continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations and Preferred Stock of Parent or any Restricted Subsidiary, at a purchase price not greater than 101% of the principal amount, face amount or liquidation preference, as applicable of such Subordinated Obligations or Preferred Stock, plus accrued and unpaid interest or dividends thereon, provided that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers (or a third party to the extent permitted by the Indenture) has consummated a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(9) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of Parent or any of its Subsidiaries from consultants, former consultants, employees, former employees, directors or former directors of Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of

Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments pursuant to this clause (7) (excluding amounts representing cancellation of Indebtedness) shall not exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year);

(10) Restricted Payments to finance the repurchase or redemption of Parent’s existing 9 7/8% Senior Discount Notes due 2014 and any transaction fees or expenses in connection therewith;

(11) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness”; so long as at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);

(12) Permitted Payments to Parent;

(13) advances to subcontractors and suppliers of the Issuer or the Restricted Subsidiaries made in the ordinary course of business; and

(14) Restricted Payments in an aggregate amount since the Issue Date not to exceed $25.0 million pursuant to this clause (14).

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien of any kind securing Indebtedness on any asset of the Issuer or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Notes and the Guarantees are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by such a Lien; provided that if the obligations so secured are subordinated in right of payment by their terms to the Notes or a Guarantee, the Lien securing such obligations will, by its terms, be junior in priority to the Lien securing the Notes and the Guarantees. Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence will be automatically and unconditionally released and discharged upon the release and discharge of each Lien which gave or would give rise to the obligation to create such Lien for the benefit of the holders of the Notes.

Limitation on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or series of related transactions, Transfer any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of the Issuer (an “Affiliate Transaction”), unless the terms thereof are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person that is not such an affiliate.

The Board of Directors must approve each Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $10.0 million. This approval must be evidenced by a board resolution that states that such board has determined that the transaction complies with the foregoing provisions.

If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $25.0 million, then prior to the consummation of that Affiliate Transaction, the Issuer must obtain a favorable opinion from an Independent Financial Advisor that it has determined such Affiliate Transaction to be fair, from a financial point of view, to the noteholders, and deliver that opinion to the Trustee.

The provisions of the three foregoing paragraphs will not prohibit the following:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no affiliate of the Issuer (other than another Restricted Subsidiary) owns more than 10% of the Capital Stock in any such Restricted Subsidiary;

(2) customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, and agreements to register securities of directors, officers, employees or other affiliates, in each case approved by the Board of Directors;

(3) loans or advances to employees in the ordinary course of business in accordance with past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(4) Restricted Payments which are made in accordance with the covenant described under “—Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(5) any issuance by the Issuer or any Restricted Subsidiary of Qualified Stock;

(6) transactions between the Issuer or any Subsidiary and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture;

(7) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an affiliate solely because the Issuer or any Restricted Subsidiary owns Capital Stock in, or controls, such Person;

(8) the sale to an Affiliate of the Issuer of Indebtedness of the Issuer in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction; and

(9) any agreement as in effect as of the Issue Date, or any amendment thereto or renewal or replacement thereof (so long as any such amendment, renewal, or replacement is not disadvantageous to the holders of the Notes when taken as a whole as compared to the applicable agreement as in effect on the Issue Date).

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets (the value of such consideration and the value of such assets both measured as of the date of the definitive agreement with respect to such Asset Sale) included in such Asset Sale; and

(ii) at least 75% of the total consideration received in such Asset Sale consists of cash, Temporary Cash Investments or assets referred to in clause (b) below, in each case, valued at the Fair Market Value thereof, or a combination of the foregoing.

For purposes of clause (ii) above, the following shall be deemed to be cash:

•

the amount (without duplication) of any Indebtedness (other than Subordinated Obligations) of the Issuer or such Restricted Subsidiary that is expressly assumed by the Transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness;

•

the amount of any obligations received from such Transferee that are within 180 days repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments actually so received); and

•

any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause since the Issue Date that is at the time outstanding and held by the Issuer or any Restricted Subsidiary, not to exceed the greater of (x) $20.0 million or (y) 2.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary in connection with any Asset Sale is repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion, sale or other disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or a Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply an amount equal to the Net Available Proceeds therefrom in any combination of one or more of the following:

(a) to repay or otherwise retire Indebtedness (other than Subordinated Obligations) owing under a Credit Facility that is secured by a Lien, which Lien is permitted by the Indenture, and if such Indebtedness that is repaid or otherwise retired is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(b) to make (i) an Investment in or expenditure for assets (including Capital Stock of any Person) that replace the assets that were the subject of the Asset Sale (“Replacement Assets”), (ii) an Investment in or expenditure for assets (including Capital Stock of any Person) that will be used in the Permitted Business and (iii) capital expenditures with respect to assets that will be used in the Permitted Business (assets described in clauses (b)(ii) or (b)(iii) being referred to as “Useful Assets”); provided, however, that if the assets that were the subject of the Asset Sale were assets of the Issuer or any Subsidiary Guarantor, the Replacement Assets or Useful Assets, as the case may be, shall be assets of the Issuer or any Subsidiary Guarantor immediately following the application of the Net Available Proceeds pursuant to this clause (b) (but may thereafter be transferred in accordance with the Indenture); and/or

(c) to enter into a binding commitment with respect to any Investment, expenditure for assets or capital expenditure pursuant to clause (b); provided that such binding commitment shall be treated as a permitted application of the Net Available Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such investment or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365-day period, and if the Investment or expenditure contemplated by such binding commitment is not consummated on or before the 180th day, such commitment shall be deemed not to have been a permitted application of Net Available Proceeds.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $25.0 million, the Issuer will be required to make an offer to purchase from all noteholders an aggregate principal amount of Notes and, if the Issuer is required to do so under the terms of any other Indebtedness ranking pari passu with such Notes, such other Indebtedness on a pro rata basis with the Notes, equal to the amount of such Excess Proceeds (a “Net Proceeds Offer”) in accordance with the procedures set forth in the Indenture.

The offer price for the Notes will be payable in cash and will be equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate Offered Price of Notes validly tendered and not withdrawn by noteholders thereof exceeds the amount of Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds shall be reduced to zero.

To the extent that the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer (and if applicable, the aggregate amount of pari passu Indebtedness being repaid, on a pro rata basis with the Notes) is less than the Excess Proceeds (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for any purpose not prohibited by the Indenture.

In the event of the Transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “—Merger, Consolidation and Sale of Assets,” the Transferee shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so Transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of this compliance.

Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to the Issuer or any other Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary;

(b) make any loans or advances to, or guarantee any Indebtedness of, the Issuer or any other Restricted Subsidiary, or

(c) Transfer any of its assets to the Issuer or any other Restricted Subsidiary,

except:

(1) any encumbrance or restriction (A) pursuant to an agreement in effect at or entered into on the Issue Date (including the Indenture and the Credit Agreement), as such encumbrance or restriction is in effect on the Issue Date and (B) in the Credit Agreement having the effect of restricting Issuer or any Restricted Subsidiary from taking any of the actions described in clauses (a), (b), or (c) above with respect to Parent or any intermediate holding Company between the Issuer and Parent;

(2) any Lien permitted under the Indenture that restricts the Transfer of assets which are subject to such Lien;

(3) restrictions on the Transfer of assets imposed under any agreement to sell such assets permitted under the Indenture pending the closing of such sale;

(4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets of the Person so acquired;

(5) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the Transfer of ownership interests in or the payment of dividends or distributions from such partnership, limited liability company, joint venture or similar Person;

(6) Purchase Money Indebtedness and Capital Lease Obligations incurred pursuant to clause (8) of the definition of “Permitted Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(7) any encumbrances or restrictions imposed by any amendments or Refinancings of the contracts, instruments or obligations referred to in clause (1), (4) or (6) above or clause (11) below; provided that such amendments or Refinancings are, in the good faith judgment of the Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or Refinancing;

(8) covenants to maintain net worth, total assets or liquidity and similar financial responsibility covenants under contracts with customers or suppliers in the ordinary course of business;

(9) any such encumbrance or restriction consisting of customary provisions in leases governing leasehold interests to the extent such provisions restrict the Transfer of the lease or the property leased thereunder;

(10) customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business of the Issuer and the Restricted Subsidiaries between the Issuer or any Restricted Subsidiary and its customers and other contracts restricting the assignment thereof;

(11) any agreement as in effect at the time any Person becomes a Subsidiary of the Issuer; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(12) any agreement with respect to Indebtedness of a Foreign Subsidiary permitted under the Indenture so long as such prohibitions or limitations are only with respect to the properties and revenues of such Subsidiary or any Subsidiary of such Foreign Subsidiary;

(13) any encumbrance or restriction existing under Non-Recourse Securitization Entity Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions only apply to such Securitization Entity; and

(14) indentures, agreements, notes, instruments and other documents governing Indebtedness permitted to be incurred under the Indenture so long as the restrictions imposed pursuant to such Indebtedness are no more restrictive, taken as a whole, than those restrictions contained in the Credit Facilities on the Issue Date.

Limitation on Sale and Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Issuer or such Restricted Subsidiary could have

(a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness,” and

(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under “—Limitation on Liens”;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3) the Transfer of the asset in such Sale and Leaseback Transaction is permitted by, and Issuer applies the proceeds of such transaction in compliance with, the covenant described under “—Limitation on Asset Sales.”

Additional Guarantees

If at any time after the Issue Date

(1) the Issuer or any Restricted Subsidiary acquires or creates another Restricted Subsidiary that is a Domestic Subsidiary (other than an Immaterial Subsidiary);

(2) any Immaterial Subsidiary that is both a Restricted Subsidiary and a Domestic Subsidiary ceases to meet the definition of Immaterial Subsidiary; or

(3) our Captive Insurance Company ceases to meet the definition thereof and is not designated as an Unrestricted Subsidiary in accordance with the Indenture,

then, in each case, that newly acquired or created Restricted Subsidiary, former Immaterial Subsidiary or former Captive Insurance Company shall, within ten business days of the date on which it was acquired or created or ceases to meet the applicable definition, as the case may be, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Person shall fully and unconditionally guarantee all of Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Person shall be a Subsidiary Guarantor for all purposes of the Indenture until released in accordance with the terms of the Indenture as described under “—Guarantees.”

Designation of Restricted and Unrestricted Subsidiaries

As of the Issue Date, four of the Company’s subsidiaries, Koppers Mauritius, Koppers (Beijing) Chemical Co., Ltd., Koppers (China) Carbon & Chemical Co Ltd. and Koppers India Carbon Materials and Chemicals Private Limited, are each designated as an Unrestricted Subsidiary. After the Issue Date, the Company may designate any Subsidiary of the Issuer (including any acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any assets of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided that:

•	no Default has occurred and is continuing or would occur as a consequence thereof;

•

(x) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (y) the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such designation; and

•

either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (treating the Fair Market Value of the Issuer’s proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP as the amount of the Investment).

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.”

The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

•	no Default has occurred and is continuing; and

•

Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred at such time, be permitted to be incurred under the Indenture.

Merger, Consolidation and Sale of Assets

(A) The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or Transfer (or cause or permit any Restricted Subsidiary of the Issuer to Transfer) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and its Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless

(1) either

(a) the Issuer is the surviving or continuing Person; or

(b) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Transferee of such assets (the “Issuer Surviving Entity”):

(x) is a corporation, partnership or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation; and

(y) expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant under the Notes, the Indenture and the Registration Rights Agreement on the part of the Issuer to be performed or observed; and

(2) each of the conditions specified in paragraph (C) below is satisfied.

For purposes of the foregoing, the Transfer in a single transaction or series of related transactions of all or substantially all of the assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the assets of the Issuer (determined on a consolidated basis for the Issuer and its Subsidiaries), shall be deemed to be the Transfer of all or substantially all of the assets of the Issuer.

The Indenture provides that upon any consolidation or merger in which the Issuer is not the continuing Person, or any Transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, the Issuer Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Registration Rights Agreement with the same effect as if such the Issuer Surviving Entity had been named as such.

(B) No Guarantor will, and the Issuer will not cause or permit any such Guarantor to, consolidate with or merge with or into any Person unless

(1) either

(a) such Guarantor shall be the surviving or continuing Person; or

(b) the Person (if other than a Guarantor) formed by such consolidation or into which such Guarantor is merged shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, all of the obligations of such Guarantor under its Guarantee and the performance of every covenant under such Guarantor’s Guarantee and the Indenture on the part of such Guarantor to be performed or observed; and

(2) each of the conditions specified in paragraph (C) below (other than clause (1) thereof) is satisfied.

The requirements of this paragraph (A) and (B) shall not apply to (x) a consolidation or merger of any Guarantor with and into the Issuer or any other Guarantor, so long as the Issuer or a Guarantor survives such consolidation or merger, or (y) a Transfer of any Subsidiary Guarantor that complies with the covenant described under “—Limitation on Asset Sales.”

(C) The following additional conditions shall apply to each transaction described in paragraph (A) or (B), except that clause (1) below shall not apply to a transaction described in paragraph (B):

(1) immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction),

(x) the Issuer (or the Issuer Surviving Entity, if applicable) could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(y) the Consolidated Coverage Ratio of the Issuer (or the Issuer Surviving Entity, if applicable) and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(2) immediately before and immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default has occurred and is continuing; and

(3) the Issuer shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable.

SEC Reports

Whether or not required by the SEC’s rules and regulations, so long as any notes are outstanding, the Issuer will furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

The availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy the Issuer’s delivery obligation; provided that the Trustee shall have no responsibility to verify whether the Issuer has filed such materials.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants. In addition, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time after consummation of the Exchange Offer (as defined below), the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuer agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuer’s filings for any reason, the Issuer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

In the event that (1) the rules and regulations of the SEC permit the Issuer and Parent, or any other direct or indirect parent company of the Issuer, to report at such parent entity’s level on a consolidated basis and (2) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly of the Capital Stock of the Issuer, the information and reports required by this covenant may be those of such parent company on a consolidated basis.

In addition, Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Events of Default

Any of the following shall constitute an Event of Default:

(1) default for 30 days in the payment when due of interest on any Note;

(2) default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional redemption, required repurchase or otherwise;

(3) failure to perform or comply with the covenant described under “—Change of Control”;

(4) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than any specified in clause (1), (2) or (3) above) which failure continues for 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is created after the Issue Date, which

•	is caused by a failure to pay such Indebtedness at Stated Maturity (after giving effect to any grace period related thereto) (a “Payment Default”); or

•	results in the acceleration of such Indebtedness prior to its Stated Maturity;

and in each case, the principal amount of any such Indebtedness as to which a Payment Default or acceleration shall have occurred, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) one or more final and non-appealable judgments, orders or decrees for the payment of money of $20.0 million or more, individually or in the aggregate, shall be entered against the Issuer or any Restricted Subsidiary or any of their respective properties and which final and non-appealable judgments, orders or decrees are not covered by third party indemnities or insurance as to which coverage has not been disclaimed and are not paid, discharged, bonded or stayed within 60 days after their entry;

(7) a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of Parent, the Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging Parent, the Issuer or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Parent, the Issuer or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Parent, the Issuer or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(8) Parent, the Issuer or any of its Significant Subsidiaries:

•

commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

•

consents to the entry of a decree or order for relief in respect of the Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or any of its Significant Subsidiaries; or

•	files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

•

consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or any of its Significant Subsidiaries or of any substantial part of its property; or

•	makes an assignment for the benefit of creditors; or

•	admits in writing its inability to pay its debts generally as they become due; or

•	takes corporate action in furtherance of any such action; or

(9) the Guarantee of Parent or any Subsidiary Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or is found invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default occurs and is continuing (other than an Event of Default described in clause (7) or (8) above with respect to the Issuer, Parent or any Guarantor that is a Significant Subsidiary), the Trustee or the holders of at least 25 percent in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (7) or (8) above occurs with respect to the Issuer, Parent or any Guarantor that is a Significant Subsidiary, the principal of and interest on all the Notes will immediately become due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Except to enforce the right to receive payment of principal or interest when due, no noteholder may pursue any remedy with respect to the Indenture or the Notes unless:

•	such holder has previously given the Trustee written notice that an Event of Default is continuing;

•	holders of at least 25% in principal amount of the outstanding Notes have requested in writing that the Trustee pursue the remedy;

•	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.

The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each noteholder notice of the Default within 90 days after it occurs. Notwithstanding the foregoing, except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Except as provided below, the Notes and the Indenture may be amended with the consent of the holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding.

Without the consent of each holder of an outstanding Note affected thereby, no amendment or waiver may:

•	reduce the principal of or change the fixed maturity of any Note;

•

alter the provisions with respect to the redemption or purchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes (other than the provisions of the Indenture relating to any offer to purchase required under the covenants described under “— Change of Control”);

•	waive a redemption or purchase payment due with respect to any Note;

•	reduce the rate of or change the time for payment of interest on any Note;

•

waive a Default in the payment of principal or interest on the Notes (except that holders of at least a majority in aggregate principal amount of the then outstanding Notes may (x) rescind an acceleration of the Notes that resulted from a non-payment default and (y) waive the payment default that resulted from such acceleration);

•	make the principal of or interest on any Note payable in money other than United States Dollars;

•	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

•	make the Notes or any Guarantee subordinated by their or its terms in right of payment to any other Indebtedness;

•	release Parent or any Guarantor that is a Significant Subsidiary from its Guarantee except in compliance with the Indenture; or

•	make any change in the amendment and waiver provisions of the Indenture.

Without the consent of any noteholder, the Issuer and the Trustee may amend the Notes and the Indenture:

•	to cure any ambiguity, defect or inconsistency;

•

to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under the Indenture in accordance with the covenant described under “—Merger, Consolidation and Sale of Assets”;

•

to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

•	to add a Guarantor;

•	to release a Guarantor from its Guarantee when permitted by the Indenture;

•	to add to the covenants of the Issuer or any of its Restricted Subsidiaries for the benefit of the noteholders or to surrender any right or power conferred upon the Issuer or any of its Subsidiaries;

•	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

•	to make any other change that does not materially adversely affect the rights of any noteholder; or

•

to conform the text of the Indenture, the Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the Notes, which intent may be evidenced by an officers’ certificate to that effect.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment or waiver under the Indenture becomes effective, the Issuer is required to mail to noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Transfer

Notes will be issued in registered form and are transferable only upon the surrender of the Notes being transferred for registration of transfer. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Discharge of Indenture and Defeasance

The Indenture will, subject to certain surviving provisions, cease to be of further effect when:

(1) the Issuer delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

(2) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the Issuer irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case the Issuer pays all other sums payable under the Indenture by the Issuer. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Issuer accompanied by an officers’ certificate and an opinion of counsel and at the cost and expense of the Issuer.

Subject to the conditions to defeasance described below and in the Indenture and the survival of certain provisions, the Issuer at any time may terminate:

(1) all its obligations under the Notes and the Indenture (“legal defeasance option”); or

(2) its obligations under certain restrictive covenants and the related Events of Default (“covenant defeasance option”).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default referred to in clause (2) of the immediately preceding paragraph.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association, has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes.

The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any noteholder, unless such noteholder shall have offered to the Trustee security or indemnity satisfactory to it against any cost, expense and liabilities which might be incurred by it in compliance with such request.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any of its subsidiaries will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release will not be effective to waive liabilities under the federal securities laws.

Governing Law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a

Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of the stock or any asset or assets from another Person; provided that such Indebtedness was not incurred by such Person in connection with or in contemplation of such merger or acquisition.

“affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at December 1, 2014 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through December 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

“Asset Sale” means any Transfer by the Issuer or any Restricted Subsidiary (other than to the Issuer or a Restricted Subsidiary) of:

•

any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders);

•	all or substantially all the assets of any division, business segment or comparable line of business of the Issuer or any Restricted Subsidiary; or

•	any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary.

Notwithstanding the foregoing, the term “Asset Sale” shall not include:

(1) for purposes of the covenant described under “—Certain Covenants—Limitation on Asset Sales,” a Transfer that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or “—Merger, Consolidation and Sale of Assets”;

(2) sales of accounts receivable of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the Fair Market Value thereof;

(3) sales or grants of non-exclusive licenses to use the patents, trade secrets, know-how and other intellectual property of the Issuer or any Restricted Subsidiary to the extent that such licenses are granted in the ordinary course of business, and do not prohibit the Issuer or any Restricted Subsidiary from using the technologies licensed and do not require the Issuer or any Restricted Subsidiary to pay any fees for any such use;

(4) a Transfer pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Issuer or any Restricted Subsidiary with a Lien on such assets, if such Lien is permitted under the Indenture;

(5) a Transfer involving only Temporary Cash Investments or Inventory in the ordinary course of business;

(6) any Transfer of damaged, worn-out or obsolete equipment in the ordinary course of business;

(7) the lease or sublease of any real or personal property in the ordinary course of business;

(8) a Transfer of assets having a Fair Market Value and a sale price of less than $2.0 million;

(9) any Transfer constituting a taking, condemnation or other eminent domain proceeding for which no proceeds are received;

(10) dispositions of accounts receivable in connection with the collection or compromise thereof;

(11) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property which is concurrently purchased pursuant to a transaction otherwise permitted hereunder, in each case under Section 1031 of the Code; or

(12) dispositions of the equity interests of or other Investments in any joint venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such joint venture.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Basket” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Board of Directors” means the Board of Directors of Parent.

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP (except for temporary treatment of construction-related expenditures paid by any Person other than the Issuer or any of its Restricted Subsidiaries under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction), and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary” means Koppers Assurance, Inc., a South Carolina corporation (“Koppers Assurance”), but only for so long as (i) Koppers Assurance performs substantially the same self-insurance function for Parent and its Subsidiaries as it performed on the Issue Date and engages in only such business activities as are reasonably necessary in order to perform such function or that are complementary, incidental, ancillary or related thereto, or are reasonable extensions thereof, and (ii) all assets owned directly or indirectly by Koppers Assurance are owned for the purpose of facilitating the performance of its self-insurance function and any business activities related thereto.

“Change of Control” means the occurrence of any of the following events:

(1) Issuer ceases to be a Wholly Owned Subsidiary of Parent;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 50 percent or more of the voting power of the total outstanding Voting Stock of the Issuer;

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of Parent was approved by a vote of the majority of the directors of Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(4) Parent consolidates with or merges with or into another Person or another Person merges with or into Parent, or all or substantially all the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, are Transferred to another Person, and, in the case of any such merger or consolidation, the securities of Parent that are outstanding immediately prior to such transaction and which represent 100 percent of the aggregate voting power of the Voting Stock of Parent are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; or

(5) Parent or the Issuer liquidates or dissolves or the stockholder(s) of Parent or the Issuer adopt a plan of liquidation or dissolution with respect to Parent or the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity swap agreement, commodity forward contract or similar financial agreement or arrangement.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available to (b) Consolidated Fixed Charges for such four fiscal quarters; provided that:

(1) if the Issuer or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period and prior to the event for which the Consolidated Coverage Ratio is being calculated that remains outstanding prior to the event for which the calculation is being made, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period);

(2) if since the beginning of such period the Issuer or any Restricted Subsidiary shall have Transferred any assets in an Asset Sale, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Transfer for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Issuer and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Transfer for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit or division of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Transfer of assets in an Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or clause (3) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Transfer, Investment or acquisition occurred on the first day of such period; and

(5) if the Issuer or any Restricted Subsidiary has repaid any Indebtedness since the beginning of such period that no longer remains outstanding on such date of determination, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to the repayment of such Indebtedness as if such Indebtedness had repaid on the first day of such period as if such discharge had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the amount of income, earnings or expense relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be (i) based on the reasonable good faith judgment of a responsible financial or accounting officer of the Issuer and (ii) set forth in a certificate delivered to the Trustee from such officer (it may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such transaction (which are being given pro forma effect) that are reasonably expected to be realized in the twelve month period immediately subsequent to such transaction). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

Consolidated Fixed Charges means, with respect to any period, the sum (without duplication) of:

(1) the interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation:

•	amortization of debt issuance costs and debt discount;

•	the net payments, if any, under Interest Rate Agreements (including amortization of discounts);

•	the interest portion of any deferred payment obligation;

•	accrued interest;

•	commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers acceptance financings;

(2) the interest component of the Capital Lease Obligations paid or accrued during such period;

(3) all interest capitalized during such period;

(4) interest accrued during such period on Indebtedness of the type described in clause (6) or (7) of the definition of “Indebtedness”;

(5) the product of

•

the amount of all dividends on any series of Preferred Stock of the Issuer and the Restricted Subsidiaries (other than dividends paid in Qualified Stock and other than dividends paid to the Issuer or to a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period; times

•	a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of the Issuer, expressed as a decimal; and

(6) fees related to a Qualified Securitization Transaction.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided that there shall not be included in such Consolidated Net Income:

(1) any extraordinary, unusual, or non-recurring gains or losses or expenses;

(2) any net income or loss of any Person if such Person is not a Restricted Subsidiary, except Consolidated Net Income shall be increased by the amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(3) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Restricted Subsidiary or its stockholders;

(4) any gain or loss realized upon the sale or other disposition of (x) any assets (including pursuant to Sale and Leaseback Transactions) which is not sold or otherwise disposed of in the ordinary course of business or (y) any Capital Stock of any Person;

(5) any net after-tax income or loss from discontinued operations; and

(6) the cumulative effect of a change in accounting principles.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness.”

“Credit Agreement” means that certain $300,000,000 Amended and Restated Credit Agreement, dated October 31, 2008, by and among the Issuer, the guarantors party thereto, the lenders party thereto, PNC Bank National Association, as administrative agent, Bank of America, N.A., as documentation agent, and Citizens Bank of Pennsylvania, First Commonwealth Bank and Wells Fargo Bank, National Association, as syndication agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), indentures providing for debt securities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or Refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including, without limitation, any agreement or agreements extending the maturity of, or Refinancing (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under any such agreement.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by a senior financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; or

(2) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes and for consideration that is not Qualified Stock;

provided that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Qualified Stock; provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Issuer or any Restricted Subsidiary to redeem or purchase such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption “—Change of Control” and such Capital Stock specifically provides that the Issuer or such Restricted Subsidiary will not redeem or purchase any such Capital Stock pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “—Change of Control.”

“Domestic Subsidiary” means a Restricted Subsidiary of the Issuer that is not a Foreign Subsidiary.

“EBITDA” for any period means the sum of Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Fixed Charges;

(2) income tax expense determined on a consolidated basis in accordance with GAAP;

(3) depreciation expense determined on a consolidated basis in accordance with GAAP;

(4) amortization expense determined on a consolidated basis in accordance with GAAP;

(5) all other non-cash items reducing such Consolidated Net Income for such period;

(6) cash dividends received from affiliates to the extent not included in determining Consolidated Net Income; and

(7) non-recurring cash and non-cash charges to net income in an aggregate cumulative amount not greater than $10,000,000 related to discontinuation or sale of business operations of the Issuer and its Subsidiaries as such charges are incurred, provided that EBITDA shall be reduced by all non-cash items increasing such Consolidated Net Income and gains on the sale of assets outside the ordinary course of business.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Issuer shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or otherwise distributed to the Issuer by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments and governmental regulations applicable to such Subsidiary or its stockholders.

“Equity Offering” means a public offering or private placement of Capital Stock of the Issuer or Parent (other than Disqualified Stock).

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $10.0 million shall be determined by the Board of Directors acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee.

“Foreign Subsidiary” means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect and adopted by the Issuer on the Issue Date.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person guaranteeing any obligation.

“Guarantee” means a full and unconditional senior guarantee of the Notes pursuant to the Indenture.

“Guarantors” means, collectively, Parent and the Subsidiary Guarantors.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into in the ordinary course of business and not for speculative purposes.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Issuer that is designated by the Issuer as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary, together with all other Immaterial Subsidiaries, has (i) total assets at such time not exceeding one percent of the Issuer’s Total Assets as of the most recent fiscal quarter for which balance sheet information is available and (ii) total revenues and operating income for the most recent 12-month period for which income statement information is available not exceeding one percent of the Issuer’s consolidated revenues and operating income, respectively; provided that such Restricted Subsidiary shall be an Immaterial Subsidiary only to the extent that and for so long as all of the above requirements are satisfied.

“incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. Neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness. The term “incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent:

(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of assets or services or which is evidenced by a note, bond, debenture or similar instrument, to the extent it would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2) all Capital Lease Obligations of such Person;

(3) all obligations of such Person in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person;

(4) net obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements;

(5) all Disqualified Stock issued by such Person and all Preferred Stock issued by any Restricted Subsidiary of such Person, in each case, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon;

(6) to the extent not otherwise included, any guarantee by such Person of any other Person’s indebtedness or other obligations described in clauses (1) through (5) above; and

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness.

For the avoidance of doubt, “Indebtedness” shall not include:

(a) current trade payables or other accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practices;

(b) deferred tax obligations;

(c) minority interest;

(d) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business; and

(e) obligations of the Issuer or any Restricted Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of Inventory at a time in the future entered into in the ordinary course of business.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by the Fair Market Value of, such Disqualified Stock, such Fair Market Value is to be determined in good faith by the board of directors of the Issuer of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; provided, further, that the outstanding principal amount of any particular Indebtedness incurred in accordance with the Indenture shall not include any accrued but unpaid interest in respect thereof until, in the case of interest paid in kind in the form of additional Indebtedness, such interest paid in kind shall have accreted or compounded to the principal amount such that additional interest accrues thereon. Notwithstanding any of the foregoing to the contrary, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness or Disqualified Stock, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of the Indenture.

“Independent Financial Advisor” means a firm:

•	which does not, and whose directors, officers or affiliates do not, have a material financial interest in the Issuer or any of its Subsidiaries; and

•	which, in the judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“interest” means, with respect to the Notes, the sum of any interest and any Special Interest on the Notes.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

“Inventory” has the meaning provided in the Uniform Commercial Code of the State of New York, as amended.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. “Investment” excludes (a) any Restricted Payment of the type described in clause (2) of the definition “Restricted Payment” and (b) any purchase or acquisition of Indebtedness of the Issuer or any of its Subsidiaries.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Issuer’s direct and indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(2) any asset Transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such Transfer; and

(3) if the Issuer or any Restricted Subsidiary Transfers any Capital Stock of any direct or indirect Restricted Subsidiary, or any Restricted Subsidiary issues Capital Stock, such that, after giving effect to any such Transfer or issuance, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such Transfer or issuance equal to the Fair Market Value of the Capital Stock of such Person held by the Issuer or such Restricted Subsidiary immediately following any such Transfer or issuance.

“Issue Date” means the date on which the Notes are originally issued.

“Issuer Surviving Entity” has the meaning set forth under “—Merger, Consolidation and Sale of Assets.”

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, debenture, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the UCC or equivalent statutes) of any jurisdiction other than to evidence a lease.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Proceeds” from an Asset Sale means the aggregate cash proceeds received by such Person and/or its affiliates in respect of such transaction, which amount is equal to the excess, if any, of:

(1) the cash received by such Person and/or its affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such transaction, over

(2) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is repaid by such person in connection with such transaction, plus (b) all fees, commissions, and other expenses incurred by such Person in connection with such transaction, plus (c) provision for taxes, including income taxes, attributable to the transaction or attributable to required prepayments or repayments of Indebtedness with the proceeds of such transaction, including any withholding taxes imposed on the repatriation of proceeds plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to purchaser in respect of such transaction undertaken by the Issuer or any of its Restricted Subsidiaries in connection with such transaction, plus (e) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such transaction, plus (f) any reasonable reserves established by, and reflected on the financial statements of, the Issuer and its Restricted Subsidiaries in accordance with GAAP (other than any taxes deducted pursuant to clause (c) above) (x) associated with the assets that are the subject of such event and (y) retained by the Issuer or any Restricted Subsidiary to fund contingent liabilities that are directly attributable to such event and that are reasonably estimated to be payable by the Issuer or any Restricted Subsidiary within 18 months following the date that such event occurred (other than in the case of contingent tax liabilities, which shall be reasonably estimated to be payable within the current or immediately succeeding tax year); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Available Proceeds” on the date of such reduction.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing such Indebtedness.

“Permitted Business” means (1) the same or a similar line of business as the Issuer and the Restricted Subsidiaries are engaged in on the Issue Date as described in this Prospectus, (2) such business activities as are complementary, incidental, ancillary or related to, or are reasonable extensions of, the foregoing, and (3) such other businesses as may be acquired from time to time, the majority of the business activities of which are complementary, incidental, ancillary or related to, or are reasonable extensions of, the foregoing.

“Permitted Indebtedness” has the meaning set forth in the second paragraph under “—Certain Covenants —Limitation on Incurrence of Indebtedness.”

“Permitted Investment” means:

(1) any Investment in Temporary Cash Investments or the Notes or the Exchange Notes;

(2) any Investment in the Issuer or any Restricted Subsidiary;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person (including by way of an acquisition of Capital Stock of such Person from a third-party seller) if as a result of such Investment:

•	such Person becomes a Restricted Subsidiary; or

•	such Person is merged or consolidated with or into, or Transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) loans or advances to employees of the Issuer or any Restricted Subsidiary that are made in the ordinary course of business of the Issuer or such Restricted Subsidiary, in an aggregate amount, taken together with all other loans or advances made pursuant to this clause (5) that are at the time outstanding, not to exceed $5.0 million;

(6) Investments to the extent such Investment represents the non-cash portion of the consideration received in an Asset Sale as permitted pursuant to the covenant described under “—Certain Covenants— Limitation on Asset Sales” or represents consideration received from the sale of assets not considered to be an Asset Sale for purposes of such covenant;

(7) Investments of cash or Temporary Cash Investments in any Restricted Subsidiary that is not a Guarantor in the form of Indebtedness that is not subordinated by its terms to any other obligations;

(8) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(9) Hedging Obligations incurred pursuant to clause (7) of the definition of “Permitted Indebtedness”;

(10) Additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $50.0 million;

(11) any Investment by the Issuer or a Wholly Owned Subsidiary of the Issuer in a Securitization Entity; provided that such Investment is in the form of a Purchase Money Note or an equity interest or interests in accounts receivable generated by the Issuer or any of its Subsidiaries;

(12) any Indebtedness of the Issuer to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Issuer from any such Subsidiary which assets are subsequently conveyed by the Issuer to a Securitization Entity in a Qualified Securitization Transaction;

(13) any guarantees of Indebtedness permitted by clause (6) of the definition of “Permitted Indebtedness”;

(14) Investments consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Issuer or any of its Subsidiaries uses or sells in the ordinary course of business;

(15) Investments existing on the Issue Date;

(16) advances of payroll payments to employees in the ordinary course of business;

(17) advances to customers of the Issuer or the Restricted Subsidiaries to finance the construction of facilities for such customers which will use products supplied by the Issuer or the Restricted Subsidiaries, in an aggregate amount at any one time outstanding pursuant to this clause (17) not to exceed $10.0 million; and

(18) Investments in respect of Treasury Services Agreements permitted under clause (13) of the definition of “Permitted Indebtedness.”

The amount of any Permitted Investment made in assets other than cash shall be its Fair Market Value.

The amount of any Investments outstanding for purposes of clause (5), (10) or (17) above and the amount of Investments deemed made since the Issue Date for purposes of clause (14) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be equal to the aggregate amount of Investments made pursuant to such clause reduced (but not below zero) by the following (to the extent not included in the calculation of Consolidated Net Income for purposes of determining the Basket and without duplication):

•

the aggregate net proceeds (including the Fair Market Value of assets other than cash) received by the Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment made pursuant to such clause;

•	the net reduction in Investments made pursuant to such clause resulting from dividends, repayments of loans or advances or other Transfers of assets to the Issuer or any Restricted Subsidiary;

•

to the extent that the amount available for Investments under such clause was reduced as the result of the designation of an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such

Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary; and

•	the net reduction in Investments made pursuant to such clause resulting from repayment of letters of credit or the expiration of letters of credit undrawn.

“Permitted Liens” means:

(1) Liens on assets of a Person at the time such Person becomes a Subsidiary or when such assets are acquired (including by way of merger with such Person); provided that (a) such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary or such assets were acquired and (b) such Lien does not extend to or cover any assets of the Issuer or any other Restricted Subsidiary;

(2) Liens existing on the Issue Date other than Liens securing Indebtedness incurred under clause (3) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

(3) Liens on assets acquired or constructed after the Issue Date securing Purchase Money Indebtedness and Capital Lease Obligations; provided that such Liens shall in no event extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Purchase Money Indebtedness or Capital Lease Obligations;

(4) Liens securing Refinancing Indebtedness relating to Permitted Liens of the type described in clauses (1), (2) and (3) of this definition; provided that such Liens extend only to the assets securing the Indebtedness being Refinanced;

(5) Liens securing Indebtedness incurred under clause (3) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

(6) Liens securing Hedging Obligations of the type described in clause (7) of the definition of “Permitted Indebtedness”;

(7) Liens securing Indebtedness of Foreign Subsidiaries;

(8) Liens in favor of the Issuer or any Guarantor;

(9) Liens on assets or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary;

(10) Liens arising or that may be deemed to arise in favor of a Securitization Entity arising in connection with a Qualified Securitization Transaction;

(11) Liens in favor of the issuers of surety, performance, judgment, appeal and like bonds or letters of credit that constitute Indebtedness issued in the ordinary course of business;

(12) Liens securing Indebtedness permitted to be incurred under clause (19) under “—Certain Covenants—Limitation on Incurrence of Indebtedness”; and

(13) Liens securing Obligations in respect of Indebtedness permitted to be secured pursuant to one or more of the foregoing clauses (1)-(12) of this definition of Permitted Liens.

“Permitted Payments to Parent” means any dividend, distribution or other payment by the Issuer to Parent in order to permit Parent to pay:

(1) franchise taxes and other fees necessary to maintain Parent’s corporate existence;

(2) operating costs of Parent up to $5.0 million in any calendar year;

(3) so long as Parent files federal, state or local consolidated income tax returns as the common parent of a group which includes the Issuer and its Subsidiaries, the actual federal, state or local income taxes, respectively, due and owing by Parent and that would have been due and owing by Issuer had the Issuer filed a federal, state or local consolidated income tax return as the common parent of a group which includes Subsidiaries;

(4) any employment, noncompetition, compensation or confidentiality arrangements entered into with its employees in the ordinary course of business to the extent such employees are primarily engaged in activities which relate to Issuer and its Subsidiaries; and

(5) customary fees and indemnities to directors and officers of Parent to the extent such directors and officers are primarily engaged in activities which relate to Parent and its Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness:

•

consisting of the deferred purchase price of assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations, mortgages and obligations in respect of industrial revenue bonds or similar Indebtedness; and

•	incurred to finance the acquisition by the Issuer or a Restricted Subsidiary of such asset, including additions and improvements or the installation, construction or improvement of such asset;

provided that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further that such Indebtedness is incurred within 120 days after such acquisition of, or the completion of construction of, such asset by the Issuer or Restricted Subsidiary.

“Purchase Money Note” means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Issuer or any of its Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Issuer, any Restricted Subsidiary or a Securitization Entity pursuant to which the Issuer or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Issuer or any Restricted Subsidiary which subsequently transfers to a Securitization Entity (in the case of a transfer by the Issuer or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Issuer or any Restricted Subsidiary which arose in the ordinary course of business of the Issuer or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock of the Issuer other than Disqualified Stock.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, increase, replace, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance, in whole or in part, such Indebtedness that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred in connection with such Refinancing) or

(2) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if the Indebtedness being Refinanced is subordinated in right of payment by its terms to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinated in right of payment by its terms to the Notes or such Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced and (y) the obligor(s) on the Refinancing Indebtedness shall not include any Person that is not the Issuer or a Guarantor or a Person that is an obligor on the Indebtedness being Refinanced.

“Restricted Payment” means, with respect to any Person:

(1) any dividend or other distribution declared or paid on any Capital Stock of the Issuer (other than dividends or distributions payable solely in Qualified Stock); or

(2) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer;

(3) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations prior to the Stated Maturity thereof (other than any Purchase Money Indebtedness incurred after the Issue Date upon the sale, condemnation or casualty of the related asset); or

(4) the making of an Investment (other than a Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of any Subsidiary of the Issuer as an Unrestricted Subsidiary).

“Restricted Subsidiary” means each Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Parent or a Restricted Subsidiary Transfers such property to a Person and Parent or a Restricted Subsidiary leases it from such Person.

“Securitization Entity” means a Wholly Owned Subsidiary of the Issuer (or another Person in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer Transfers accounts receivable) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors (as provided below) as a Securitization Entity and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(a) is guaranteed by the Issuer or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings),

(b) is recourse to or obligates the Issuer or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

(c) subjects any asset of the Issuer or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Issuer or any of its Subsidiaries;

(such Indebtedness described in this clause (1), “Non-Recourse Securitization Entity Indebtedness”);

(2) with which neither the Issuer nor any of its Subsidiaries (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3) to which neither the Issuer nor any of its Subsidiaries (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means (1) any Restricted Subsidiary that is a “significant subsidiary” of the Issuer on a consolidated basis within the meaning of Regulation S-X promulgated by the SEC or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Special Interest” has the meaning set forth in the Registration Rights Agreement.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any of its Subsidiaries which are reasonably customary in an accounts receivable securitization transaction.

“Starting Amount” means $139.3 million. $139.3 million is the amount available as of September 30, 2009 for restricted payments under the indenture governing Parent’s existing 9 7/8 % Senior Discount Notes due 2014, pursuant to the equivalent in such indenture of clause (3)(a)(ii) of the first paragraph of the covenant described above under the caption “Certain Covenants—Limitation on Restricted Payments.”

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Issuer or a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinated by its terms in right of payment to the Notes or the Guarantee of such Guarantor.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which Voting Stock representing more than 50% of the total voting power of all outstanding Voting Stock of such Person is at the time owned, directly or indirectly, by:

•	such Person;

•	such Person and one or more Subsidiaries of such Person; or

•	one or more Subsidiaries of such Person.

“Subsidiary Guarantors” means

World-Wide Ventures Corporation, a Delaware corporation;

Koppers Delaware, Inc., a Delaware corporation;

Koppers Concrete Products, Inc., a Delaware corporation;

Concrete Partners, Inc., a Delaware corporation;

Koppers Asia LLC, a Delaware limited liability company;

Koppers Ventures LLC, a Delaware limited liability company;

and any other Restricted Subsidiary of the Issuer that issues a Guarantee of the Notes, in each case, until such Person is released from its Guarantee in accordance with the Indenture.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in time or demand deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-2” or higher by Moody’s, “A” or higher by S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of the Issuer) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is “P-2” or higher from Moody’s, “A-2” or higher from S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined above);

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Moody’s or “A” by S&P; and

(6) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (1) through (5) above.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer.

“Transfer” means to sell, assign, transfer, lease, convey or otherwise dispose of, whether by consolidation, merger or otherwise, in one transaction or a series of transactions. “Transferred,” “Transferor” and “Transferee” have correlative meanings.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal

Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 1, 2014; provided, however, that if the period from the Redemption Date to December 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Services Agreements” means, with respect to the Issuer or any of its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash pooling services, cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“UCC” means the Uniform Commercial Code in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” means:

•

each of Koppers Mauritius, Koppers (Beijing) Chemical Co., Ltd., Koppers (China) Carbon & Chemical Co Ltd. and Koppers India Carbon Materials and Chemicals Private Limited, in each case unless and until such Person shall have been designated as a Restricted Subsidiary in accordance with the covenant described under “Designation of Restricted and Unrestricted Subsidiaries;”

•

any Subsidiary of the Issuer that at the time of determination shall have been designated an Unrestricted Subsidiary in accordance with the covenant described under “Designation of Restricted and Unrestricted Subsidiaries;” and

•	any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness into

(2) the sum of the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer and/or one or more Wholly Owned Subsidiaries of the Issuer.

FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

General

The Exchange Notes will be issued in fully registered global form. The Exchange Notes initially will be represented by one or more global certificates without interest coupons (the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee for credit to the accounts of direct or indirect participants in DTC, as described below under “— Depositary Procedures.”

The global notes will be deposited on behalf of the acquirers of the Exchange Notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct. Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participating organizations (collectively, the “participants”) and facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by DTC, ownership of interests in the global notes will be shown on, and the transfer of ownership of such interest will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC if they are participants in such system or indirectly through organizations that are participants or indirect participants in such system. All interests in the global notes will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on the global notes registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the Exchange Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any agent of ours or the trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Exchange Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable.

Exchange of Book-Entry Notes for Certificated Notes

If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, (ii) DTC has ceased to be a clearing agency registered under the Exchange Act, (iii) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Notes in the form of certificated notes, or (iv) an Event of Default has occurred and is continuing, upon request by the holders of the Notes, we will issue Notes in certificated form in exchange for global securities. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the exchange offer and the ownership and disposition of Exchange Notes issued pursuant to the exchange offer that may be relevant to you as of the date hereof. This summary deals only with holders that purchased the Original Notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes is sold to investors), that acquired the Exchange Notes in this exchange offer and that held the Original Notes and will hold the Exchange Notes as capital assets for U.S. federal income tax purposes. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to participate in the exchange offer.

A “U.S. holder” means a beneficial owner of a Note that is any of the following for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not address U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a financial institution, a tax-exempt entity; if your “functional currency” is not the U.S. Dollar; if you are an insurance company, a dealer in securities or foreign currencies, or a trader in securities electing to mark your positions to market; if you hold the notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction; or if you are a U.S. expatriate, “controlled foreign corporation,” or “passive foreign investment company”), and it does not address any taxes other than U.S. federal income and withholding taxes. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary, perhaps with retroactive effect.

If an entity classified as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your tax advisors.

You should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the exchange offer and of the ownership of the Exchange Notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. income tax consequences.

U.S. Federal Income Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. holder.

Tax consequences to U.S. holders who participate in the exchange offer

Neither the registration of the exchange offer pursuant to our obligations under the registration rights agreement nor the your receipt of Exchange Notes in exchange for Original Notes will constitute a taxable event for U.S. federal income tax purposes. You will retain the tax basis in the Exchange Notes you had in the Original Notes, and your holding period for the Exchange Notes will include your holding period for the Original Notes before such Original Notes were registered.

Payments of interest on the Exchange Notes

In general, you must include interest on the Exchange Notes (excluding any amounts attributable to pre-issuance accrued interest) in your gross income as ordinary income as it is received or accrued in accordance with your regular accounting method.

Sale, exchange, redemption and retirement of the Exchange Notes

On the sale, exchange, redemption or retirement of an Exchange Note (other than pursuant to a tax-free transaction):

•

You will have taxable gain or loss equal to the difference between the amount received by you (other than amounts representing accrued and unpaid interest which will be treated as described below) and your adjusted tax basis in the Exchange Note. Generally, your adjusted tax basis in a New will be the amount you paid for the Original Note.

•

Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the Note for more than one year at the time of disposition. Certain non-corporate U.S. holders are eligible for reduced rates of tax on long term capital gains. The deductibility of capital losses is subject to limitation.

•

If you sell a Note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the Note but has not yet been paid by the sale date. This amount will be treated as interest income and not as sales proceeds.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder.

Tax consequences to non-U.S. holders who participate in the exchange offer

Neither the registration of the exchange offer pursuant to our obligations under the Registration Rights Agreement nor the receipt of Exchange Notes in exchange for Original Notes will be a taxable event for U.S. federal income tax purposes. You will recognize income in respect of the Exchange Notes at the same time and in the same amounts as you would have recognized such income in respect of the Original Notes had the exchange offer not occurred.

U.S. federal withholding tax

The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on a Note provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals. If you cannot satisfy the requirements of the “portfolio interest” exemption described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. (as discussed below under “—U.S. Federal Income Tax”).

You are urged to consult your tax advisor regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a Note.

U.S. federal income tax

If you are engaged in a trade or business in the U.S. and interest on the Notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by you in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. tax on a net income basis), you will be subject to U.S. federal income tax on that interest at graduated rates on a net income basis (although exempt from the 30% withholding tax, provided you comply with the certification and disclosure requirements discussed above in “—U.S. Federal Withholding Tax”) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a corporate non-U.S. holder, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such effectively connected interest.

Any gain realized on the disposition of a Note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the U.S. (and the gain is attributable to a permanent establishment maintained by you in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. tax on a net income basis), in which case if you are a foreign corporation the branch profits tax described above may also apply, or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Recent proposed legislation

Proposed legislation recently introduced in the United States Congress would generally require the withholding of tax at a rate of 30 percent on interest paid with respect to the Notes and the gross proceeds of a disposition of the Notes paid to a foreign financial institution, as defined in the legislation, unless the institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of the institution (which would include certain equity and debt holders of the institution, as well as certain account holders that are foreign entities with U.S. owners). The proposed legislation would also generally require the withholding of tax at a rate of 30 percent on interest paid with respect to the Notes and the gross proceeds of a disposition of the Notes paid to a non-financial foreign entity unless the entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder of the Notes might be eligible for refunds or credits of such taxes. We will not be required to pay additional amounts with respect to any taxes withheld from payments on the Notes in general or as a result of the enactment and implementation of the proposed or similar legislation. As currently drafted, the legislation is proposed to be effective for amounts paid after December 31, 2012, and will not apply to payments made with respect to obligations outstanding on the date which is two years after the enactment of the legislation. You are encouraged to consult with your own tax advisors regarding the possible implications of this proposed legislation on your investment in the Notes.

Information Reporting and Backup Withholding

Interest payments, payments in respect of principal on, and proceeds received from the sale or other taxable disposition of a Note generally will be reported to U.S. holders and to the IRS, and a backup withholding tax (currently at a rate of 28%) may apply to such payments or proceeds if the U.S. holder fails to furnish the payor with a correct taxpayer identification number or other required certification or the holder has been notified by the IRS that the holder is subject to backup withholding for failing to report interest or dividends required to be shown on the holder’s U.S. federal income tax returns. Certain U.S. holders, including generally corporations and tax-exempt entities, are exempt from information reporting and backup withholding. In general, a non-U.S. holder will not be subject to backup withholding with respect to interest or principal payments on the Notes if such holder has provided the statement described above in the last bullet point under “—U.S. Federal Withholding Tax” and the payor does not have actual knowledge or reason to know that the holder is a United States person. Information reporting on IRS Form 1042-S may still apply to interest payments, however. In addition, a non-U.S. holder generally will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a Note made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person or the holder otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining those exemptions, if available.

Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, as long as the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes, where such Original Notes were acquired as a result of market-making activities or other trading activities. Starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the date that is 180 days from the date of original issuance of the Exchange Notes, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes, we will receive Original Notes in like principal amount. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cancelled.

LEGAL MATTERS

Reed Smith LLP will opine that the Exchange Notes and the related guarantees are valid and binding obligations of the registrants.

EXPERTS

The consolidated financial statements of Koppers Holdings, Inc. appearing in Koppers Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedules appearing therein), and the effectiveness of Koppers Holdings Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

Until August 12, 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

OFFER TO EXCHANGE

$300,000,000 OF 7.875% SENIOR NOTES DUE 2019

FOR

$300,000,000 OF 7.875% SENIOR NOTES DUE 2019

WHICH HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Prospectus

May 14, 2010